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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Hillenbrand Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HILLENBRAND INDUSTRIES, INC.
NOTICE OF ANNUAL MEETING
To Be Held February 8, 2008
     The annual meeting of shareholders of Hillenbrand Industries, Inc., an Indiana corporation, 1069 State Route 46 East, Batesville, Indiana 47006, will be held at the offices of Batesville Casket Company, Inc., One Batesville Boulevard, Batesville, Indiana 47006, on Friday, February 8, 2008, at 10:00 a.m., Eastern Standard Time, for the following purposes:
(1)	To elect five members to the Board of Directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hillenbrand Industries, Inc.; and

(3)	To transact such other business as may properly come before the meeting and any adjournment of the meeting.
     The Board of Directors has fixed the close of business on December 17, 2007, as the record date for determining which shareholders are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Patrick D. de Maynadier Secretary
January 4, 2008

HILLENBRAND INDUSTRIES, INC.
PROXY STATEMENT
          This proxy statement relates to the solicitation by the Board of Directors of Hillenbrand Industries, Inc. (the “Company” or “Hillenbrand”), 1069 State Route 46 East, Batesville, Indiana 47006, telephone (812) 934-7000, of proxies for use at the annual meeting of the Company’s shareholders to be held at the offices of Batesville Casket Company, Inc., One Batesville Boulevard, Batesville, Indiana 47006, on Friday, February 8, 2008, at 10:00 a.m., Eastern Standard Time, and at any adjournments of the meeting. This proxy statement and the enclosed form of proxy were mailed initially to shareholders on or about January 4, 2008. All shares represented by these proxies will be voted at this meeting in accordance with instructions given by shareholders. Where no instructions are given, the shares will be voted (1) in favor of the election of the Board of Directors’ nominees for five directors; (2) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company; and (3) in the discretion of the proxy holders upon such other business as may properly come before the meeting.
          The purpose of the annual meeting is to vote upon the matters set forth above. The Board of Directors is not aware of any other business that may come before the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on February 8, 2008.
•	The proxy statement and annual report to shareholders are available at www.hillenbrand.com.
VOTING
          The close of business on December 17, 2007, has been fixed as the record date for determining which shareholders are entitled to notice of and to vote at the annual meeting. On December 17, 2007, there were 62,104,904 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote with respect to every matter submitted to a vote at the meeting. Votes cast by proxy, whether by proxy card, telephone or the Internet, or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting. If you submit your proxy by telephone or via the Internet, you should not return your proxy card. Instructions for submitting proxies by telephone or the Internet are set forth on the enclosed proxy card. If you choose to submit your proxy by mail, please sign, date and return the proxy card in the envelope provided. A proxy may be revoked at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, Internet or mail. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.
          Votes Necessary to Adopt Proposals. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at a meeting at which a quorum is present. Ratification of the appointment of the independent registered public accounting firm and any other matter that comes before the meeting will be approved if the votes cast favoring the action exceed the votes cast opposing the action.
          A majority of the shares issued and outstanding constitutes a quorum. Under Indiana law, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of the director nominees will result in fewer votes being cast with respect to a particular issue or nominee. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power for that matter and has not received instructions from the beneficial owner. In the absence of such instructions, brokers have discretionary voting power for matters such as the election of directors and the ratification of the appointment of the independent registered public accounting firm but not for certain other matters.
ELECTION OF DIRECTORS
          The Articles of Incorporation and the Code of By-laws of the Company provide that members of the Board of Directors shall be classified with respect to the terms that they shall serve by dividing them into three classes that are as nearly equal in number of members as possible. Generally, directors in each class are elected for a three-year term unless they resign or retire earlier.
          Under the Company’s Code of By-Laws, any director elected by the Board of Directors to fill a vacancy will be elected for a term expiring at the next annual meeting of directors. At the annual meeting, proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement.
          The Board of Directors currently consists of ten members, with four directors in Class I and three directors in each of Classes II and III. The terms of the directors in Class III, consisting of John A. Hillenbrand II, Joanne C. Smith and Patrick T. Ryan, expire at the upcoming annual meeting. Additionally, the term of Ronald A. Malone, currently a Class II director, expires at the upcoming annual meeting because he was elected by the Board of Directors in July 2007 to fill a vacancy on the Board.
          John A. Hillenbrand II will retire from the Board of Directors upon the expiration of his term at the upcoming annual meeting. The Company does not expect to replace John A. Hillenbrand II, nor does it expect to fill the vacancy in Class II resulting from the December 2007 resignation of Jose A. Mejia. Therefore, following the upcoming annual meeting, the entire Board of Directors will consist of nine directors. To position the Board to have three classes that are as nearly equal in number of members as possible, the Board is proposing to reassign the class designations of certain directors. Specifically, the Board is proposing that:
•	Patrick T. Ryan, whose term expires at the upcoming annual meeting, be reelected as a Class I director for a one-year term expiring at the 2009 annual meeting of shareholders;

•	Ronald A. Malone, whose term expires at the upcoming annual meeting, be reelected as a Class II director for a two-year term expiring at the 2010 annual meeting of shareholders;

•	Charles E. Golden and W August Hillenbrand, currently Class I directors serving terms expiring at the 2009 annual meeting of shareholders, be reelected as Class III directors for three-year terms expiring at the 2011 annual meeting of shareholders; and

•	Joanne C. Smith, whose term expires at the upcoming annual meeting, be reelected as a Class III director for a three-year term expiring at the 2011 annual meeting of shareholders.
          Accordingly, at the upcoming annual meeting, the shareholders will elect one member of the Board of Directors in Class I to serve a one-year term expiring at the 2009 annual meeting of shareholders, one member of the Board of Directors in Class II to serve a two-year term expiring at the 2010 annual meeting of shareholders and three members of the Board of Directors in Class III to serve three-year terms expiring at the 2011 annual meeting of shareholders. The other directors in Class I and Class II were each previously elected to serve terms expiring at the 2009 and 2010 annual meetings, respectively.
          Unless authority is withheld, all shares represented by proxies submitted pursuant to this solicitation will be voted in favor of electing as directors the nominees listed below for the terms indicated. If any of these nominees should be unable to serve, shares represented by proxies may be voted for a substitute nominee selected by the Board of Directors, or the Board of Directors may reduce the number of directors.
          The Board of Directors recommends that shareholders vote FOR the election to the Board of Directors of each of the nominees named below.

NOMINEES:
CLASS I
Nominee to be elected to serve a one-year term expiring at the 2009 annual meeting:

				Shares(1)
			Served As A	Beneficially Owned As Of	Percent of Total
Name	Age	Principal Occupation	Director Since	December 17, 2007	Shares Outstanding
Patrick T. Ryan	49	Consultant	2007	453 (2)	(3)
CLASS II
Nominee to be elected to serve a two-year term expiring at the 2010 annual meeting:

				Shares(1)
			Served As A	Beneficially Owned As Of	Percent of Total
Name	Age	Principal Occupation	Director Since	December 17, 2007	Shares Outstanding
Ronald A. Malone	53	Chairman and Chief Executive Officer of	2007	453 (2)	(3)
		Gentiva Health Services, Inc.
CLASS III
Nominees to be elected to serve three-year terms expiring at the 2011 annual meeting:

				Shares(1)
			Served As A	Beneficially Owned As Of		Percent of Total
Name	Age	Principal Occupation	Director Since	December 17, 2007		Shares Outstanding
Charles E. Golden	61	Retired Executive Vice President and Chief Financial Officer of Eli Lilly and Company	2002	17,966	(4)	(3)

W August Hillenbrand(5)	67	Retired Chief Executive Officer of the Company	1972	2,369,351	(6)	3.8%

Joanne C. Smith	47	President and Chief Executive Officer of the Rehabilitation Institute of Chicago	2003	7,109	(2)	(3)
CONTINUING DIRECTORS:
CLASS I
Serving terms expiring at the 2009 annual meeting:

				Shares(1)
			Served As A	Beneficially Owned As Of	Percent of Total
Name	Age	Principal Occupation	Director Since	December 17, 2007	Shares Outstanding
Rolf A. Classon	62	Chairman of the Board of the Company	2002	37,259 (7)	(3)

Eduardo R. Menascé	62	Retired President, Enterprise Solutions Group, Verizon Communications	2004	5,598 (2)	(3)

CLASS II
Serving terms expiring at the 2010 annual meeting:

				Shares(1)
			Served As A	Beneficially Owned As Of	Percent of Total
Name	Age	Principal Occupation	Director Since	December 17, 2007	Shares Outstanding
Ray J. Hillenbrand(5)	73	Personal Investments	1970	480,144 (8)	(3)

Peter H. Soderberg	61	President and Chief Executive
		Officer of the Company	2002	138,247 (9)	(3)
STOCK OWNERSHIP OF OTHER NAMED EXECUTIVE OFFICERS:

			Shares(1)		Percent of Total
			Beneficially Owned As Of		Shares
Name	Age	Principal Occupation	December 17, 2007		Outstanding
Gregory N. Miller	44	Senior Vice President and Chief Financial Officer	66,550	(10)	(3)

Kenneth A. Camp	62	Senior Vice President of Hillenbrand Industries,
		Inc. and President and Chief Executive Officer,
		Batesville Casket Company, Inc.	200,045	(11)	(3)

Patrick D. de Maynadier	47	Senior Vice President, General Counsel and Secretary	100,536	(12)	(3)

John H. Dickey	53	Senior Vice President, Human Resources	58,931	(13)	(3)

All directors and executive officers of the Company as a group, consisting of 15 persons.			3,523,274	(14)	5.7%
STOCK OWNERSHIP OF OTHER BENEFICIAL OWNERS OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK:

		Shares
		Beneficially Owned As Of		Percent of Total
Name	Address	December 17, 2007		Shares Outstanding
Franklin Mutual Advisers, LLC	101 John F. Kennedy Parkway, Short Hills, NJ 07078	3,232,488	(15)	5.2%

Franklin Resources, Inc.	One Franklin Parkway, San Mateo, CA 94493	3,224,314	(16)	5.2%

(1)	The Company’s only class of equity securities outstanding is common stock without par value. Except as otherwise indicated in these footnotes, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. None of the shares beneficially owned by directors and executive officers are pledged as security except as noted below with respect to Ray J. Hillenbrand.

(2)	Represents deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company.

(3)	Ownership of less than one percent (1%) of the total shares outstanding.

(4)	Includes (i) 8,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2007, (ii) 2,857 shares of vested deferred stock and (iii) 7,109 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company.

(5)	W August Hillenbrand and Ray J. Hillenbrand are cousins.

(6)	Includes (i) 132,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2007 and (ii) 7,109 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company. Also includes 202,978 shares owned beneficially by W August Hillenbrand’s wife, Nancy K. Hillenbrand; 193,476 shares owned by grantor retained annuity trusts (GRATs); 1,433,927 shares owned of record, or which may be acquired within sixty days, by trusts of which W August Hillenbrand is trustee or co-trustee; and 71,771 shares held by a limited liability company. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(7)	Includes (i) 8,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2007, (ii) 10,479 shares of vested deferred stock and (iii) 10,449 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company.

(8)	Includes 11,322 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company. Includes 128,975 shares held of record by a charitable foundation, of which Ray J. Hillenbrand is a trustee; and 222,854 shares held of record by family partnerships for the benefit of other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of these shares. 44,916 of the shares beneficially owned by Mr. Hillenbrand are pledged as security.

(9)	Includes (i) 49,977 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2007, (ii) 67,404 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company and (iii) 9,350 shares of performance based deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company.

(10)	Mr. Miller was elected Senior Vice President and Chief Financial Officer of the Company and Hill-Rom effective July 14, 2005. Includes (i) 41,568 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2007, (ii) 14,299 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company and (iii) 7,700 shares of performance based deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company.

(11)	Mr. Camp was elected President and Chief Executive Officer of Batesville Casket Company, Inc., a subsidiary of the Company, on May 1, 2001. He was also elected as a Senior Vice President of the Company on August 4, 2005. Prior to his election to these positions, Mr. Camp has held various other positions within Hillenbrand Industries, Inc. and its subsidiary Batesville Casket Company, Inc. Includes (i) 148,501 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2007, (ii) 31,023 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company and (iii) 7,700 shares of performance based deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company.

(12)	Mr. de Maynadier was elected Senior Vice President, General Counsel and Secretary of the Company effective October 1, 2007, having served as Vice President, General Counsel and Secretary of the Company since January 28, 2002. Includes (i) 74,680 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2007, (ii) 13,214 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company and (iii) 6,550 shares of performance based deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company.

(13)	Mr. Dickey was elected Senior Vice President, Human Resources of the Company effective October 1, 2007, having served as Vice President of Human Resources of the Company since January 1, 2006. He had served as the Vice President of Human Resources and Administration for Batesville Casket Company since October 22, 2001. Includes (i) 38,667 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2007, (ii) 12,964 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company and (iii) 4,650 shares of performance based deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company.

(14)	Includes (i) 529,360 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2007, (ii) 13,336 shares of vested deferred stock, (iii) 197,910 deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company and (iv) 38,300 shares of performance based deferred stock shares (otherwise known as restricted stock units) held on the books and records of the Company.

(15)	This information is based solely on an Amendment No. 1 to Schedule 13D filed by Franklin Mutual Advisers, LLC with the Securities and Exchange Commission (“SEC”) on November 21, 2006.

(16)	This information is based solely on an Amendment No. 1 to Schedule 13G filed by Franklin Resources, Inc. with the SEC on February 5, 2007. The Schedule 13G also was filed by Charles B. Johnson and Rupert H. Johnson, Jr., with the same address as Franklin Resources, Inc., with respect to all of such shares of the Company’s common stock, and by Franklin Advisory Services, LLC, One Parker Plaza, 9th Floor, Fort Lee, NJ 07024, with respect to 3,196,714 of such shares of the Company’s common stock.
          Rolf A. Classon became Chairman of the Board of the Company on March 20, 2006. He served as Interim President and Chief Executive Officer of Hillenbrand from May 11, 2005 until March 20, 2006 and as Vice Chairman of the Board from December 4, 2003 until his election as Interim President and Chief Executive Officer. He was Chairman of the Executive Committee of Bayer HealthCare, a sub group of Bayer AG, from October 2002 to July 2004, and was President of Bayer Health Care L.L.C., a subsidiary of Bayer AG, from October 2002 to July 2004. Previously, he had been President of Bayer’s Diagnostic Division and head of Bayer’s Worldwide Business Group – Diagnostics since 1995. Bayer is an international research-based company active in life sciences, polymers and chemicals. A native of Sweden, Mr. Classon joined Bayer’s Miles Diagnostics business in 1991 as Executive Vice President, worldwide marketing, sales and service. During his career, Mr. Classon has held management positions with Pharmacia AB, Sweden; Swedish Match Group; and Asbjorn Habberstad AB. Prior to joining Bayer, he was President and Chief Operating officer of Pharmacia Biosystems AB. Mr. Classon currently serves on the Boards of Directors of Enzon Pharmaceuticals, Inc., a company focused on oncology and antivirus pharmaceuticals, Millipore Corporation, a bioscience company that provides technologies, tools and services for the discovery, development and production of therapeutic drugs and for other purposes, PharmaNet Development Group, Inc., an international drug development services company, and Auxilium Pharmaceuticals, Inc., a specialty pharmaceutical company in the fields of urology and men’s health. Mr. Classon retired from the Board of Directors of ISTA Pharmaceuticals, Inc., a company involved in opthamological pharmaceuticals, in February 2007.

     Peter H. Soderberg was elected as President and Chief Executive Officer of both the Company and Hill-Rom effective March 20, 2006. Mr. Soderberg, a Company board member since 2002, was most recently President and Chief Executive Officer of Welch Allyn, Inc., Skaneateles Falls, N.Y. He held that position since January, 2000. Mr. Soderberg was previously Group Vice President and Chief Operating Officer of Welch Allyn, Inc. His prior experience includes 23 years at Johnson & Johnson where he served in a variety of operations, marketing and management positions in four of its over-the-counter and professional product companies. Most recently, he was President of Johnson & Johnson Health Management, a Johnson & Johnson portfolio company. His career also includes roles as President and Chief Executive Officer of an industrial technology company and the founder and President of a venture capital business. He is on the Boards of Directors of Greatbatch, Inc. (NYSE:GB), Constellation Brands, Inc. (NYSE:STZ), the Advanced Medical Technology Association (AdvaMed), and, before his recent move to Indiana, was on the boards of the Syracuse Symphony Orchestra (as its Vice Chairman), the Metropolitan Development Authority of Central New York (as its Vice Chairman) and CNYMedtech (as its Chairman).
     Charles E. Golden has served as director of the Company since 2002. He retired as Executive Vice President and Chief Financial Officer for, and as a member of the Board of Directors of, Eli Lilly and Company, Indianapolis, Indiana, a global provider of pharmaceutical products and health care information in April 2006. He joined Eli Lilly in those capacities in 1996. Prior to joining Eli Lilly, Mr. Golden served as a corporate Vice President of General Motors and Chairman of General Motors’ vehicle operations in the United Kingdom from 1993 to 1996. He joined General Motors as part of its treasurer’s office in 1970 and subsequently held positions in domestic and international operations, ultimately becoming Treasurer of GM. He serves on the Boards of Directors of Unilever N.V., Eaton Corporation, Unilever PLC, Clarian Health Partners and Crossroads of America Council (Boy Scouts of America) (as past President), on the Board of Trustees of Park Tudor School (as Chairman), and on the Finance Committee of the Indianapolis Museum of Art, and as a Board member and Secretary/Treasurer of the Indiana Stadium and Convention Building Authority.
     Ray J. Hillenbrand has been a director of the Company since 1970 and served as Chairman of the Board of the Company from January 17, 2001 until March 20, 2006. He has been engaged in the management of personal and family investments for much of his career. Mr. Hillenbrand was employed by and active in the management of the Company prior to his resignation as an officer in 1977. Mr. Hillenbrand is President of Dakota Charitable Foundation and serves as a member of the Board of Trustees of The Catholic University of America, Washington, D.C. He is past Chairman of the Board of Rushmore Health Systems, which includes Rapid City Regional Hospital.
     W August Hillenbrand has served as a director of the Company since 1972 and served as Chief Executive Officer of the Company from 1989 until 2000. Mr. Hillenbrand also served as President of the Company from 1981 until 1999. Prior to his retirement in December 2000, the Company had employed Mr. Hillenbrand throughout his business career. Mr. Hillenbrand is the Chief Executive Officer of Hillenbrand Capital Partners, an unaffiliated family investment partnership. He is also a director of DPL Inc. of Dayton, Ohio and Pella Corporation of Pella, Iowa.
     Ronald A. Malone has served as a director of the Company since July 2007. He has been Chief Executive Officer and Chairman of the Board of Directors of Gentiva Health Services, Inc. since June 2002. He served as Executive Vice President of Gentiva from March

2000 to June 2002 and as President of Gentiva’s home health services division from January 2001 to June 2002. Prior to joining Gentiva, he served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada, from January 1999 to March 2000. From 1994 to December 1998, he served successively as Olsten’s Senior Vice President, Southeast Division; Senior Vice President, Operations; and Executive Vice President, Operations.
     Eduardo R. Menascé has served as a director of the Company since 2004. He is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc., New York City, New York. Prior to the merger of Bell Atlantic and GTE Corporation, which created Verizon Communications, he was the President and Chief Executive Officer of CTI MOVIL S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000. Mr. Menascé has also held senior positions at CANTV in Venezuela and Wagner Lockheed and Alcatel in Brazil and from 1981 to 1992 served as Chairman of the Board and Chief Executive Officer of GTE Lighting in France. He earned a Bachelor’s degree in Industrial Engineering from Universidad Pontificia Catolica de Rio de Janeiro and a Master’s degree in Business Administration from Columbia University. Mr. Menascé currently serves on the Boards of Directors of Pitney Bowes Inc., a global provider of integrated mail and document management solutions, John Wiley & Sons, Inc., a developer, publisher and seller of products in print and electronic media for educational, professional, scientific, technical, medical, and consumer markets, and KeyCorp, one of the nation’s leading bank-based financial service companies.
     Patrick T. Ryan has been a director of the Company since July 2007. He presently serves as a consultant to Medco Health Solutions, Inc. He was Chief Executive Officer and a director of PolyMedica Corporation from September 2004 until its acquisition by Medco in October 2007. He has been in the healthcare field since 1980, with specific experience in operations, strategic development, service, sales and finance. Prior to his service with PolyMedica, Mr. Ryan served as the Chairman and Chief Executive Officer of Physicians Dialysis, Inc. From its inception in 2000, Mr. Ryan led Physicians Dialysis, Inc. through several rounds of financing and created a nationwide network of 24 dialysis clinics. Physicians Dialysis was the nation’s sixth largest dialysis provider when it was acquired in September 2004. Previously, Mr. Ryan served as President and Chief Executive Officer of Principalcare Inc., a company specializing in women’s healthcare. Mr. Ryan also served as President and Chief Executive Officer of ImageAmerica Inc., a publicly-traded company that provided multi-modality medical diagnostic imaging services. Mr. Ryan has served as a director for numerous private companies and three public companies, and is currently serving as a director at Affiliated Managers Group, Inc and Beth Israel Deaconess Medical Center.
     Joanne C. Smith, M.D. has served as a director of the Company since 2003 and as Vice Chairperson of the Board of Directors of the Company since 2005. She was elected as President and Chief Executive Officer of the Rehabilitation Institute of Chicago in October 2006. She had been the President of the National Division of the Rehabilitation Institute of Chicago since November 2005. Prior to that, Dr. Smith had been the Senior Vice President, Corporate Strategy and Business Development for the Rehabilitation Institute of Chicago since April 2002. Since 1992 she has been an attending physician at the same institution. From 1997 through April 2002, Dr. Smith was the Senior Vice President and Chief Operating Officer of the Corporate Partnership Division of the Rehabilitation Institute of Chicago and from 1992 to 1997 she held various management positions there. She also serves on the Boards of Directors of AptarGroup, Inc., a leading supplier of personal care, cosmetics, pharmaceutical, food and beverage dispensing systems, and the AON Memorial Education Fund, a fund dedicated to supporting the educational needs of the children who suffered the loss of a parent in the World Trade Center attack.
Section 16(a) Beneficial Ownership Reporting Compliance
     Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, its executive officers and any person holding more than ten percent of the Company’s common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. The Company is required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2007. Based solely on a review of filings furnished to the Company and other information from reporting persons, the Company believes that all of these filing requirements were satisfied by its directors, executive officers and ten percent beneficial owners.

ABOUT THE BOARD OF DIRECTORS
(INCLUDING DIRECTOR COMPENSATION)
     The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and oversees and monitors its performance.
Board’s Role in Strategic Planning
     The Board of Directors has the legal responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independent decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s four standing committees, the Board is fully involved in the Company’s strategic planning process.
     Each year, typically in the spring, summer and fall, senior management sets aside specific periods to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Specific operating priorities are developed to effectuate the Company’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the insights and conclusions reached at its meetings with the Board over the course of several Board meetings and seeks approval of the overall corporate strategy and long-range operating plan at Board meetings that usually occur in the summer and fall, including a two to three day offsite retreat in July dedicated to strategic planning. These meetings are focused on corporate strategy and involve both management presentations and input from the Board regarding the assumptions, priorities and objectives that will form the basis for management’s strategies and operating plans. To the extent necessary to support strategy, the Board, with assistance from outside advisors, also from time to time evaluates other matters such as the Company’s corporate and capital structure.
     At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations.
     In addition, Board meetings held throughout the year target specific strategies and critical areas for extended, focused Board input and discussion.
     The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these processes, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Functioning of the Board
     The Board and Board committees agenda setting process generally involves all directors. The Chairman of the Board, Chief Executive Officer and Secretary initially develop a proposed agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the Chief Executive Officer for review and/or decision. For example, the Board reviews the annual corporate budget. Proposed agenda items that fall within the scope of responsibilities of a Board committee are initially developed by the chair of that committee with the Secretary. After initial agendas are developed, the Chairman of the Board, Chief Executive Officer and Secretary discuss coordination of the agendas and make further modifications, as appropriate, and the Secretary then sends the proposed agendas to all directors, who have the opportunity sufficiently in advance of the regular Board and committee meetings to review and provide feedback on the proposed Board and committee agendas. Board and committee materials related to agenda items are provided to Board members sufficiently, typically one to two weeks, in advance of regular meetings to allow the directors to prepare for discussion of the items at the meetings.
     At the invitation of the Board and its committees, members of senior management attend Board and committee meetings or portions thereof for the purpose of participating in discussions. Generally, discussions of matters to be considered by the Board and its committees are facilitated by the manager responsible for that function or area of the Company’s operations. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate in their discretion, the Board and its committees may, and do, consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its shareholders.
     The chairs of the committees of the Board each preside over the portion of the Board meetings at which the principal items to be considered are within the scope of the authority of their respective committees. The chair of each committee determines the frequency, length and agenda of meetings of that committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently, typically one to two weeks, in advance of regular meetings to allow the members to prepare for discussion of the items at the meeting.
     Executive sessions or meetings of outside directors without management present are held regularly after Board and committee meetings. The Chairman of the Board generally presides at executive sessions of non-management directors, except that the chairs of the committees of the Board preside at executive sessions of non-management directors held following meetings of their committees or at which the principal items to be considered are within the scope or authority of their committees.
Communications with Directors
     In order to provide the Company’s security holders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted and implemented the following procedures for communications to directors.
•	Security holders of the Company and other interested persons may communicate with the Chairman of the Board, the chairs of the Company’s

Nominating/Corporate Governance Committee, Audit Committee or Compensation and Management Development Committee or the non-management directors of the Company as a group by sending an email to investors@hillenbrand.com. The email should specify which of the foregoing is the intended recipient.
•	All communications received in accordance with these procedures will be reviewed initially by the Company’s Investor Relations Department and General Counsel. The Investor Relations Department will relay all such communications to the appropriate director or directors unless the Investor Relations Department and General Counsel determine that the communication:
•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.
•	The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s Investor Relations Department and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

•	The Company’s Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

•	The Nominating/Corporate Governance Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.
     The Company has not established a formal policy regarding director attendance at its annual meetings of shareholders, but the Company’s directors generally do attend the annual meetings. The Chairman of the Board presides at the annual meeting of shareholders, and the Board of Directors holds one of its regular meetings in conjunction with the annual meeting of shareholders. Accordingly, unless one or more members of the Board are unable to attend, all members of the Board are present for the annual meeting. All members of the Board at the time of the Company’s 2007 annual meeting of shareholders attended that meeting, except for one director who did not attend because of a family emergency.

Other Corporate Governance Matters
     Both the Board of Directors and management of the Company firmly embrace good and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. Director compensation has always been comprised of cash and stock based compensation. A non-Chief Executive Officer director has held the position of Chairman of the Board since April 1989. In early 2001, efforts to modify the composition of the Board began, with an emphasis on independence and the mix of characteristics, experiences and diverse perspectives and skills most appropriate for the Company. The Board has established position specifications, including performance criteria, for itself, the Chairman of the Board, the Vice Chairperson of the Board and the Chief Executive Officer, and, since May 2002, as part of the planned transition of the membership of our Board, the Company has welcomed to the Board eight of the Company’s current directors, all of whom are proven leaders, seven of whom are independent and six of whom have significant experience in the health care industry. There have been more non-Hillenbrand family directors than family members on the Board since May 2002, and the Board has had a majority of independent directors since December 4, 2003.
     Since September 2002, the Board of Directors of the Company has taken additional measures to ensure continued high standards for corporate governance. Specifically, the Board has taken the following actions, among others:
•	The Board approved Corporate Governance Standards for the Board of Directors in September 2002 and has revised these Standards on several occasions as warranted by changes in New York Stock Exchange governance standards and other developments. Among other matters, these Standards:
•	confirm that the Board of Directors has established standing committees, each with a charter approved by the Board, to address certain key areas. These committees are the Audit Committee, Finance Committee, Compensation and Management Development Committee and Nominating/Corporate Governance Committee;

•	provide that at least a majority of the directors of the Company shall be independent;

•	provide for an annual determination by the Board of Directors regarding the independence of each director;

•	provide that the Audit Committee, Nominating/Corporate Governance Committee and Compensation and Management Development Committee will consist entirely of independent directors;

•	provide for an annual assessment by the Nominating/Corporate Governance Committee of the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, including a review of the mix of skills, core competencies and qualifications of members of the Board;

•	provide that the non-management directors shall conduct executive sessions without participation by any employees of the Company at each regularly scheduled meeting of the Board;

•	limit the number of public company boards on which a director may sit to four without Board approval;

•	provide that no more than half of the members of the Board may be over seventy years of age; and

•	provide all proposed related party transactions between the Company or any of its subsidiaries and any director or executive officer of the Company must be reviewed and approved by the Nominating/Corporate Governance Committee in advance.
•	The Board determined the independence of each of the Company’s directors based on the standards set forth in the Corporate Governance Standards described above and elected only independent directors as members of the Audit Committee, Nominating/Corporate Governance Committee and Compensation and Management Development Committee. See “Determinations with Respect to Independence of Directors” below.

•	On December 5, 2007, the Nominating/Corporate Governance Committee of the Board completed a formal evaluation of the effectiveness of the incumbent directors who are being nominated for election at the Company’s 2008 annual meeting of shareholders, the Board as a whole and the Board’s various committees, in light of Board and Board committee goals established for 2007. The evaluation included a review of the mix of skills, core competencies and qualifications of members of the Board. On that date, the Nominating/Corporate Governance Committee also reviewed a summary of its findings with the Board.

•	In September 2002, the Board overhauled its committee structure and adopted revised charters for each of its committees, which have been further amended as warranted by changes in NYSE listing standards, SEC rules and other developments.

•	The Board adopted a revised Code of Ethical Business Conduct covering, among other matters, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of the Company’s assets, fair dealing, compliance with laws, including insider trading laws, accuracy and reliability of the Company’s books and records and reporting of illegal or unethical behavior. This Code applies to all directors, officers and other employees of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Board periodically reviews and makes changes to the Code based on recommendations made by the Audit Committee of the Board. The Company’s Code of Ethical Business Conduct constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K.

•	All employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, are required to participate in ethics training and abide by the Code of Ethical Business Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. All members of the Board of Directors and all officers of the Company and its subsidiaries have read and certified their compliance with the Code without exception.

•	Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethical Business Conduct. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place and has effectively and independently addressed concerns raised by employees and others.

•	Hill-Rom has adopted a Code of Conduct that is consistent with the Advanced Medical Technology Association’s (AdvaMed) Code of Ethics on Interactions with Health Care Professionals. AdvaMed is a medical technology association, representing members that produce nearly 90 percent of the health care technology purchased annually in the United States and more than 50 percent purchased annually around the world. The AdvaMed Code is a voluntary code of ethics to facilitate members’ ethical interactions with those individuals or entities that purchase, lease, recommend, use, arrange for the purchase or lease of, or prescribe members’ medical technology products in the United States. The Company and Hill-Rom are members. The AdvaMed Code can be accessed at www.advamed.org/MemberPortal/About/code/codeofethics.htm.

•	Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

•	The Board approved a policy mandating that the Company’s outside independent registered public accounting firm not perform any prohibited non-audit services under the Sarbanes-Oxley Act of 2002 and the related SEC rules. In addition, the Audit Committee approved a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate (i.e., the Audit Committee Chairman).

•	The Board adopted stock ownership guidelines for the Company’s directors and executive officers. In general, these standards require non-employee directors to hold deferred stock shares (otherwise known as restricted stock units) granted to them until six months after they cease to be directors and that executive officers of the Company must achieve and maintain a minimum level of stock ownership as discussed further under “Executive Compensation—Compensation Discussion and Analysis.” The stock ownership guidelines are included in the Corporate Governance Standards.

•	As part of directors’ education, which includes, among other things, regular dedicated sessions regarding the Company’s businesses and operations, Audit Committee sponsored financial literacy and legal and regulatory compliance training, and participation in Company and industry trade events, the Board requires each director to attend an outside governance or director related seminar at least once every three years.

•	Pursuant to the Foreign Corrupt Practices Act and the Sarbanes-Oxley Act of 2002, the Company monitors and enforces policies, and implements a system of internal controls, designed to detect and prevent money laundering, corruption and bribery. Supporting processes include ethics training and certification regarding, among other things, compliance with the Foreign Corrupt Practices Act, documentation, training and testing, new hire criminal background checks and internal audit procedures.
     Consistent with the Company’s commitment to corporate governance, the Board and management believe that the foregoing measures, and others that have been taken, place the Company in compliance with listing requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and related rules of the SEC. Copies of the Company’s Corporate Governance Standards, Code of Ethical Business Conduct and Board committee charters are filed or incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended September 30, 2007 and are available on the Company’s website at www.hillenbrand.com or in print to any shareholder who requests copies through the Company’s Investor Relations office. Also available on the Company’s website are position specifications adopted by the Board for the positions of Chief Executive Officer, Chairman of the Board of Directors, Vice Chairperson of the Board of Directors, Vice Chairperson of each of the committees of the Board of Directors and other members of the Board of Directors.
Determinations with Respect to Independence of Directors
     As noted above, the Corporate Governance Standards adopted by the Board of Directors require the Board of Directors to make an annual determination regarding the independence of each of the Company’s directors and provide standards for making these determinations which are consistent with the listing standards of the New York Stock Exchange. The Board made these determinations for each member of the Board on December 5, 2007, based on an annual evaluation performed by and recommendations made by the Nominating/Corporate Governance Committee, consistent with past practices.
     As set forth in the Company’s Corporate Governance Standards, a director will be independent only if the Board of Directors determines, based on a consideration of all relevant facts and circumstances, that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In assessing the materiality of a director’s relationship with the Company and each director’s independence, the Board must consider the issue of materiality not only from the standpoint of the director but also from that of the persons or organizations with which the director has an affiliation. Material relationships can include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In assessing a director’s independence, the Board must also consider the director’s ownership, or affiliation with the owner, of less than a controlling amount of voting securities of the Company. The Board cannot conclude that a director is independent in the following circumstances:
•	The director is, or has been within the last three years, an employee of the Company or any of its subsidiaries, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company (but employment as an interim executive officer will not disqualify a director from being considered independent following that employment).

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The director or an immediate family member of the director is a current partner of a firm that is the internal or external auditor of the Company or any of its subsidiaries; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the audit of the Company or any of its subsidiaries within that time.

•	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director owns, or is affiliated with the owner of, a controlling amount of voting stock of the Company.
     To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence, and the General Counsel and Secretary of the Company conducted follow up interviews with certain directors. On the basis of these materials and the standards described above, the Board determined that each of Rolf A. Classon, Charles E. Golden, Ray J. Hillenbrand, Ronald A. Malone, Eduardo R. Menascé, Patrick T. Ryan and Joanne C. Smith is independent.
     With respect to Rolf A. Classon, the Board considered the fact that Mr. Classon served as Interim President and Chief Executive Officer of the Company from May 11, 2005 to March 20, 2006 and received compensation from the Company for serving in that capacity. In determining that this relationship was not material, the Board considered that Mr. Classon served as Interim President and Chief Executive Officer for a period of only approximately ten months and received compensation that the Board believed was reasonable and appropriate for his service in that capacity. Further, the Board noted that the NYSE listing standards and the Company’s Corporate Governance Standards expressly acknowledge that service as an executive officer in an interim capacity, and compensation received for that service, do not disqualify a director from being considered independent.

     The Board considered that Charles E. Golden is a member of the Board of Directors of Clarian Health Partners, which purchased approximately $6.6 million, $3.0 million and $3.5 million of products and services from the Company in the fiscal years 2005, 2006 and 2007, respectively. In determining that this relationship was not material, the Board considered that Mr. Golden is not an executive officer of Clarian Health Partners and that the amount of products and services purchased from the Company by Clarian Heath Partners in the last three years has been substantially below 2% of the consolidated gross revenues of Clarian Health Partners in those years.
     With respect to Ray J. Hillenbrand, the Board considered the fact that the Board determined that Mr. Hillenbrand’s brother, John A. Hillenbrand II, who is also a Board member, is not independent under the standards described above. The Board considered that John A. Hillenbrand II will retire from the Board upon the expiration of his term at the upcoming annual meeting of shareholders. The Board also considered that its determination that John A. Hillenbrand II was not independent was based on a consideration by the Board of all the facts and circumstances and not because a finding of independence was automatically or technically barred under NYSE listing standards.
     With respect to each of Eduardo R. Menascé and Patrick T. Ryan, the Board considered the Company’s payment to or receipt from entities of which one of these individuals serves as a director of de minimis amounts for goods and services in the ordinary course of business. In determining that these relationships were not material, the Board considered that these directors were not executive officers of any of the entities to or from which the Company made or received payments and that the payments have not exceeded $300,000 in any of the last three years.
     With respect to Joanne C. Smith, the Board considered the fact that the Rehabilitation Institute of Chicago, of which Dr. Smith has served as President and Chief Executive Officer since October 2006 and served as Senior Vice President of Strategy and Business Development from April 2002 through November 2005 and as President of its National Division from November 2005 through October 2006, has purchased approximately $206,000, $50,000 and $57,000 of products and services from the Company in fiscal years 2005, 2006 and 2007, respectively. In evaluating this relationship, the Board considered that the amount of purchases by the Rehabilitation Institute of Chicago in the last three years constituted significantly less than 2% of the gross revenues of the Rehabilitation Institute of Chicago in those years and that Dr. Smith had no authority with respect to the purchasing decisions of the Rehabilitation Institute of Chicago prior to November 2005 and no direct authority for purchasing decisions since November 2005. On the basis of these factors, the Board determined that this relationship was not material.
     The Board concluded that, based on all of the relevant facts and circumstances, none of these relationships constituted a material relationship with the Company that represents a potential conflict of interest or otherwise interferes with the exercise by any of these directors of his or her independent judgment from management and the Company.
     Also on the basis of the standards described above and the materials submitted by the directors, the Board determined that neither W August Hillenbrand nor John A. Hillenbrand II meets the standards for independence. Peter H. Soderberg also does not meet the independence standards because of his current service as President and Chief Executive Officer of the Company. Accordingly, none of these non-independent directors serves on the Audit,

Compensation and Management Development or Nominating/Corporate Governance Committees of the Board of Directors.
Meetings and Committees of the Board of Directors
     It is the general policy of the Company that all significant decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned company. Currently these committees are the Compensation and Management Development Committee, Finance Committee, Audit Committee and Nominating/Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee recommends the members and chairs of these committees to the Board. The Audit Committee, Compensation and Management Development Committee and Nominating/Corporate Governance Committee are made up of only independent directors. The current charter for each of the Board’s standing committees is available on the Company’s website at www.hillenbrand.com and is available in print to any shareholder who requests it through the Company’s Investor Relations office.
     In furtherance of its policy of having significant decisions made by the Board as a whole, the Company has an orientation and continuing education process for Board members that includes extensive materials, meetings with key management, visits to Company facilities and Company and industry events. Moreover, as part of directors’ education, which includes, among other things, regular dedicated sessions regarding the Company’s businesses and operations, Audit Committee sponsored financial literacy and legal and regulatory compliance training, and participation in Company and industry trade events, the Board requires each director to attend an outside governance or director related seminar at least once every three years.
     During the fiscal year ended September 30, 2007, the Board of Directors of the Company held nine meetings. During this period, no member of the Board of Directors attended fewer than 75% of the aggregate of the number of meetings of the full Board of Directors and the number of meetings of the committees on which he or she served.
     The Finance Committee assists the Board of Directors in matters related to the capital structure of the Company and is responsible for overseeing the investment of the Company’s assets pending utilization in the Company’s operations. The Finance Committee of the Board of Directors consists of John A. Hillenbrand II (Chairman) and W August Hillenbrand. Mark D. Ketchum served as a member and Vice Chairman of the Finance Committee until his resignation from the Board effective May 31, 2007. During the fiscal year ended September 30, 2007, the Finance Committee held five meetings. This committee will be disbanded at the time of the upcoming annual meeting of shareholders and its responsibilities initially will be carried out by the full Board of Directors.
     The Audit Committee has general oversight responsibilities with respect to the Company’s financial reporting and financial controls. It annually reviews the Company’s financial reporting process, its system of internal controls regarding accounting, legal and regulatory compliance and ethics that management or the Board has established and the internal and external audit processes of the Company. The Audit Committee consists of Charles E. Golden (Chairman), Eduardo R. Menascé (Vice Chairman) and Ray J. Hillenbrand. Jose A. Mejia also served on the Audit Committee from July 13, 2007 until his resignation on December 13, 2007. During the fiscal year ended September 30, 2007, the Audit Committee held eleven meetings. Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and NYSE listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter. The Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business. The Board of Directors has determined that each member of the audit committee is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the SEC.
     The Compensation and Management Development Committee assists the Board in ensuring that the officers and key management of the Company are effectively compensated in terms of salaries, supplemental compensation and other benefits that are internally equitable and externally competitive. The Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of the Company. The Compensation and Management Development Committee consists of Rolf A. Classon (Chairman), Joanne C. Smith (Vice Chair) and, since July 13, 2007, Ronald A. Malone and Patrick T. Ryan. Mr. Classon replaced Mark D. Ketchum as a member of the Committee and as its Chairman upon Mr. Ketchum’s resignation from the Board effective May 31, 2007. Anne G. Peirce also served on the Committee prior to the expiration of her term as a director at the 2007 annual meeting of shareholders. During the fiscal year ended September 30, 2007, the Compensation and Management Development Committee held seven meetings. Each member of the Compensation and Management Development Committee is independent as defined by the New York Stock Exchange listing standards.
     The Nominating/Corporate Governance Committee consists of Joanne C. Smith (Chairperson), Rolf A. Classon (Vice Chairman), Charles E. Golden, Ray J. Hillenbrand and Eduardo R. Menascé. The Nominating/Corporate Governance Committee held seven meetings during the fiscal year ended September 30, 2007. Each member of the Nominating/Corporate Governance Committee is independent as defined by the New York Stock Exchange listing standards.
     The charter for the Nominating/Corporate Governance Committee of the Board of Directors provides that the primary function of this Committee is to assist the Board of Directors in ensuring that the Company is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with New York Stock Exchange and other regulations and identifying candidates for the Board of Directors. The charter provides that this Committee must consist of at least three members of the Board of Directors, all of whom must be independent. The charter provides that, to fulfill its duties and responsibilities, the Committee must:
•	Review from time to time and, if appropriate, recommend to the Board changes to the corporate governance standards for the Board of Directors of the Company and its committees, including committee charters;

•	Review from time to time, and, if appropriate, make changes to the statement setting forth the responsibilities of directors and the qualifications for new nominees for election to the Board;

•	Review from time to time, and, if appropriate, make changes to the statement setting forth the responsibilities of and the qualifications for the Chairman of the Board and the Vice Chairperson of the Board;

•	Annually assess the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, including a review of the mix of skills, core competencies and qualifications of members of the Board;

•	Assess, at least annually, the compensation package for the members of the Board of Directors and, if appropriate, recommend changes to the Board of Directors;

•	Make recommendations with respect to the composition of Board committees;

•	If deemed necessary, select and retain an executive search firm to identify qualified candidates to serve as members of the Board, considering effectiveness, responsiveness and other relevant factors, and approve the fees and other compensation to be paid to the executive search firm;

•	Review the performance of the executive search firm and approve any proposed discharge of the executive search firm when circumstances warrant;

•	Select and recommend to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings of shareholders;

•	When deemed necessary or appropriate, make recommendations to the Board regarding the appointment or replacement of the Chairman of the Board and the Vice Chairperson of the Board;

•	Recommend to the Board annually, based on a consideration of all relevant facts and circumstances, whether each director is independent (as that term is defined in the Corporate Governance Standards for the Board of Directors).

•	Assess the adequacy of and make recommendations to the Board regarding directors’ and officers’ insurance coverage;

•	Review and make recommendations to the Board regarding any shareholder proposals;

•	Pre-approve any related party transactions between the Company or any of its subsidiaries and any director or executive officer;

•	Determine requirements for, and means of, director orientation and training; and

•	Review the charter for the Committee and assess the performance of the members of the Committee at least annually and recommend updates and changes to the Board as conditions warrant.

•	With respect to ethical, legal and regulatory compliance:
•	Review and assess periodically the Company’s Code of Ethical Business Conduct, recommend changes in the Code of Ethical Business Conduct as conditions warrant and confirm that management has established a system to monitor compliance with the Code of Ethical Business Conduct by officers and relevant employees of the Company;

•	Promote an organizational culture that encourages commitment to compliance with the law and use good faith efforts to assure that corporate information and reporting systems exists that are adequate to assure that appropriate information as to compliance matters comes to its attention in a timely manner as a matter of ordinary operations; and

•	Together with the Audit Committee assist the Board in its oversight of legal and regulatory compliance, other than matters of financial compliance (accounting, auditing, financial reporting, and investor disclosures), as to which the Audit Committee has sole oversight.
     The Board of Directors has adopted position specifications applicable to members of the Board of Directors, and nominees for the Board of Directors recommended by the Nominating/Corporate Governance Committee must meet the qualifications set forth in these position specifications. The specifications provide that a candidate for director should not ever (i) have been the subject of an SEC enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor, (ii) had any license suspended or revoked due to misconduct of any type or (iii) violated any fiduciary duty to the Company or its Code of Ethical Business Conduct, and should exhibit the following characteristics:
•	Have a reputation for industry, integrity, honesty, candor, fairness and discretion;

•	Be an acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to the Company’s businesses or operations;

•	Be knowledgeable, or willing and able to become so quickly, in the critical aspects of the Company’s businesses and operations; and

•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.
In addition, as specified in the charter for the Nominating/Corporate Governance Committee, nominees for the Board of Directors recommended by the Nominating/Corporate Governance Committee should contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: accounting and finance, product and technology development, healthcare, manufacturing, services businesses, sales and market development, international operations, international governance, mergers and acquisitions related business development, strategic oversight, government relations, investor relations, executive leadership development, public company governance, and executive compensation design and processes.
     The Nominating/Corporate Governance Committee reviews incumbent directors against the position specifications applicable to members of the Board of Directors and independence standards set forth in the New York Stock Exchange Listing Standards. Additionally, since 2003, the Board as a whole, the Board committees and the individual incumbent directors who are being nominated for election at the next annual meeting of shareholders are formally evaluated annually by the Nominating/Corporate Governance Committee, whose findings are reviewed with the Board. The Nominating/Corporate Governance Committee retains a nationally recognized consulting firm to assist it with the evaluation process and retains a nationally recognized executive search firm to assist it with the identification and evaluation of new directors.
     The Nominating/Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates. Any such recommendations should be communicated to the Chairman of the Nominating/Corporate Governance Committee in the manner described above in “Communications with Directors” and should be accompanied by substantially the same types of information as are required under the Company’s Code of By-laws for shareholder nominees.

     The Company’s Code of By-Laws provides that nominations of persons for election to the Board of Directors of the Company may be made at any meeting of shareholders by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of members of the Board of Directors at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and any nominee must satisfy the qualifications established by the Board of Directors of the Company from time to time as contained in the proxy statement of the Company for the immediately preceding annual meeting or posted on the Website of the Company at www.hillenbrand.com. To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which the Company first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which the Company first makes public disclosure of the meeting date. The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of the Company if so elected, and (vi) a description of the qualifications of such nominee to serve as a director of the Company.
Compensation of Directors
     The following table sets forth the compensation paid to our non-employee directors during the fiscal year ended September 30, 2007. The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required for members of the Board. Directors who are also employees of the Company receive no additional remuneration for services as a director. Of the Company’s current Board members, only Mr. Soderberg is a salaried employee of the Company. All other directors receive separate compensation for Board service.

Director Compensation Table For Fiscal Year Ending September 30, 2007

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in Pension
					Value and Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	$(1)	$(2)	$	$	$(3)	$(4)	$

Rolf A. Classon — Chairman	$208,250	$208,058				$792	$417,100
Charles E. Golden	$90,750	$107,001				$0	$197,751
John A. Hillenbrand II	$66,750	$107,001				$247	$173,998
Ray J. Hillenbrand	$74,575	$107,001				$0	$181,576
W August Hillenbrand (5)	$72,250	$107,001			$9,795	$931,047	$1,120,093
Ronald A. Malone	$25,250	$30,092				$276	$55,618
Jose A. Mejia	$26,750	$30,092				$180	$57,022
Eduardo R. Menascé	$74,500	$107,001				$792	$182,293
Patrick T. Ryan	$22,000	$30,092				$180	$52,272
Joanne C. Smith	$72,750	$107,001				$180	$179,931

(1)	Directors receive an annual retainer of $25,000 for their service as directors, together with a $3,500 fee for each Board meeting attended. The Chairman of the Board of Directors’ annual retainer is $150,000. For any Board meeting lasting longer than one day, each director who attends receives $1,000 for each additional day. Directors who attend a Board meeting or standing committee meeting by telephone receive fifty percent (50%) of the usual meeting fee. Each director who is a member of the Nominating/Corporate Governance, Finance, Audit or Compensation and Management Development Committee receives a fee of $1,500 for each committee meeting attended. The Chairs of the Audit, Compensation and Management Development, Nominating/Corporate Governance and Finance Committees receive an additional $10,000, $8,000, $7,000 and $5,000 annual retainer, respectively. Directors who attend meetings of committees of which they are not members receive no fees for their attendance.

(2)	Each director is awarded on the first trading day following the close of each annual meeting of the Company’s shareholders 1,800 deferred stock shares (otherwise known as restricted stock units) under the Company’s Stock Incentive Plan. A new director receives a pro-rata portion of the annual award representing the time served during the fiscal year of joining the Board of Directors. Delivery of shares underlying such deferred stock shares occurs on the later to occur of one year and one day from the date of the grant or the six month anniversary of the date that the applicable director ceases to be a member of the Board of Directors of the Company. In the case of the Chairman of the Board of Directors, the annual grant of deferred stock shares is 3,500. Dividends paid on the Company common stock will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in Company common stock at the market value on the date of such dividend, and will be paid in additional shares on the distribution date of the underlying award.

The amounts indicated represent the aggregate dollar amount of compensation expense related to deferred stock shares (otherwise known as restricted stock units) granted that was recognized in our financial statements during the fiscal year 2007. The determination of this expense is based on the methodology set forth in Notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 29, 2007. The aggregate number of deferred stock shares (otherwise known as restricted stock units) held by each director at September 30, 2007 was as follows: Rolf A. Classon — 10,449; Charles E. Golden — 7,109; John A. Hillenbrand II — 7,109; Ray J. Hillenbrand — 11,322; W August Hillenbrand – 7,109; Ronald A.

Malone — 453; Jose A. Mejia — 453; Eduardo R. Menascé — 5,598; Patrick T. Ryan — 453; and Joanne C. Smith — 7,109.

(3)	Consists of above market nonqualified deferred compensation earnings. Members of the Board of Directors, who are not employees, may participate in the Hillenbrand Industries, Inc. Board of Directors Deferred Compensation Plan in which members may elect to defer receipt of fees earned. Upon election, the participant may invest fees earned in either a cash investment which bears interest at a prime rate in effect from time to time or at other rates determined by the Company, or common stock to be paid at the end of the deferral period. As of September 30, 2007 the following members are participating and have balances in the Board of Directors Deferred Compensation Program:

	Deferred
	Cash	Vested Deferred Stock
	$	#	$
W August Hillenbrand	$455,805
Charles E. Golden		2,857	$157,192
(4)	Consists of pension benefits, incremental cost of aircraft usage, security expenses, Company paid life insurance and other personal benefits provided by the Company. All Other Compensation earned or allocated during the fiscal year ended September 30, 2007 is as follows:

	Aircraft			Company Paid	Gross-up/Tax	Supp DB
Name	Usage (a)	Security	Health Care	Life Insurance	Reimbursement	Pension
Rolf A. Classon
Charles E. Golden
John A. Hillenbrand II
Ray J. Hillenbrand
W August Hillenbrand	$111,655	$25,770	$10,733	$178,242	$115,887	$411,171
Ronald A. Malone
Jose A. Mejia
Eduardo R. Menasce
Patrick T. Ryan
Joanne C. Smith

	Co. Provided	Pers. Asst.		Misc.
Name	Term Life Ins.(b)	Sal & Benefits	Communications	Benefits	Total
Rolf A. Classon	$792				$792
Charles E. Golden	Declined				$0
John A. Hillenbrand II	$247				$247
Ray J. Hillenbrand	Declined				$0
W August Hillenbrand	$1,524	$58,335	$12,898	$4,832	$931,047
Ronald A. Malone	$276				$276
Jose A. Mejia	$180				$180
Eduardo R. Menasce	$792				$792
Patrick T. Ryan	$180				$180
Joanne C. Smith	$180				$180

(a)	The Company does not charge for the personal use of its aircraft, but it does report amounts related to such use as taxable income to the Internal Revenue Service. The value of the use of Company aircraft disclosed in the Director Compensation Table is based upon the incremental cost of $2,087 per flight hour to the Company and not the values reported to the IRS.

(b)	The value of Company provided term life insurance is the value reported as income as determined by IRS tables. Participation in the life insurance program is voluntary and may be declined as indicated.
(5)	W August Hillenbrand and the Company entered into an agreement relating to Mr. Hillenbrand’s retirement as Chief Executive Officer of the Company on December 2, 2000. Under that agreement, Mr. Hillenbrand is entitled to receive a package of benefits from the Company, including payment of life and health insurance premiums which are grossed up for tax purposes, reimbursement of medical expenses not covered by insurance, an office, a secretary, reimbursement of miscellaneous expenses, supplemental pension fund benefit payments and limited use of the Company’s corporate aircraft for personal purposes on the same basis as the Company’s Chief Executive Officer. During the fiscal year ended September 30, 2007, these benefits aggregated approximately $903,753. Additionally, during fiscal year 2007 the Company paid $25,770 for legal and security measures to address certain security threats to Mr. Hillenbrand and the Company as well as $1,524 for Company provided term life insurance.
Certain Relationships and Related Transactions
     The Corporate Governance Standards for the Board require that all new proposed related party transactions involving executive officers or directors must be reviewed and approved by the Nominating/Corporate Governance Committee in advance.
     In 2003 the Company’s Batesville Casket subsidiary entered into a contract with Nambé Mills, Inc. pursuant to which Batesville Casket purchases urn products from Nambé Mills. Purchases during the fiscal year ended September 30, 2007 were approximately $225,000, and purchases during fiscal 2008 are projected to total approximately $204,000. John A. Hillenbrand II, a director of the Company, serves as Chairman Emeritus of Nambé Mills. Mr. Hillenbrand’s children own substantially all of the equity of Nambé Mills. The Company believes that these purchases will be on terms similar to those the Company could obtain from an unrelated third party for these products.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Named Executive Officers
     Our named executive officers are Peter H. Soderberg, President and Chief Executive Officer; Gregory N. Miller, Senior Vice President and Chief Financial Officer; Kenneth A. Camp, Senior Vice President of the Company and President and Chief Executive Officer, Batesville Casket Company, Inc.; Patrick D. de Maynadier, Senior Vice President, General Counsel and Secretary; and John H. Dickey, Senior Vice President, Human Resources. These individuals are referred to as the “Named Executive Officers.”
     Background
     The elements and amounts of the compensation of the Named Executive Officers have been determined by the Compensation and Management Development Committee of our Board of Directors (the “Compensation Committee”). Hillenbrand’s compensation programs have been designed by the Compensation Committee in collaboration with management and approved by Hillenbrand’s Board of Directors.
     Objectives and Principles of Hillenbrand’s Executive Compensation Program
     The objectives of Hillenbrand’s executive compensation program are to ensure officers and key management personnel are effectively compensated in terms of base salary, supplemental compensation and other benefits that are internally equitable and externally competitive and advance the long term interests of Hillenbrand’s shareholders. Hillenbrand’s compensation program is designed to reward individual performance relative to predefined duties and responsibilities (which may appropriately change as circumstances change). The compensation program also considers business performance at enterprise and business unit levels and long-term shareholder value creation.
     Hillenbrand’s compensation program is based on the following guiding principles, which support Hillenbrand’s commitment to maintain a compensation program that fosters performance and the creation of long-term shareholder value:
•	Aligning management’s interests with those of shareholders;

•	Motivating and providing incentive for employees to achieve superior results;

•	Assuring clear accountabilities and providing rewards for producing results;

•	Ensuring competitive compensation in order to attract and retain superior talent; and

•	Ensuring simplicity and transparency in compensation structure.
     To attract and retain high-caliber executive officers, Hillenbrand’s total compensation packages for the Named Executive Officers are intended to be in line with what is offered by companies with which it competes for executive talent. Hillenbrand also analyzes overall compensation carefully to ensure it recognizes other factors such as length of service, the level of experience and responsibility, complexity of position, internal pay equity within Hillenbrand and the degree of replacement difficulty. Hillenbrand also analyzes individual performance, including such qualities as leadership, strategic vision and execution of corporate initiatives. In addition to compensation being competitive and aligned with individual performance, significant portions of executive compensation should be tied to both the achievement of Hillenbrand’s key operational and financial performance goals and the value of Hillenbrand stock, thereby aligning executive compensation with both the success of Hillenbrand’s business strategy and objectives as well as the returns realized by its shareholders. To that end, Hillenbrand management has been granted opportunities for both short-term and long-term incentives that are tied to the achievement of key operational and financial metrics that drive Hillenbrand’s business strategy. Furthermore, Hillenbrand grants time-based stock options and deferred stock shares (also referred to as restricted stock units) and performance based deferred stock shares to ensure alignment with the interests of Hillenbrand’s shareholders.
     Hillenbrand’s executives’ fixed compensation (which primarily includes base salaries, benefits and limited perquisites), as well as executives’ short-term and long-term performance based compensation at target levels of performance, have generally been designed to fall at approximately the 50th percentile of compensation paid by companies with which Hillenbrand competes for executive talent. Total compensation is paid above or below the 50th percentile of the applicable market when pre-established business and/or personal criteria targets are exceeded or are not achieved. Our executives’ short-term and long-term performance based compensation are each expressed as a percentage of their salaries.
     To create an ongoing personal financial stake in Hillenbrand’s success for each officer, further align the interests of the officers and Hillenbrand’s shareholders and motivate officers to maximize shareholder value, Hillenbrand’s Board of Directors has adopted guidelines that require its executive officers to maintain specified stock ownership percentages.
     Process for Determining Compensation
     The Compensation Committee is charged with ensuring that Hillenbrand’s compensation programs meet the objectives outlined above. In that role, the Compensation Committee makes all executive compensation decisions, administers Hillenbrand’s compensation plans and keeps the Board of Directors informed regarding executive compensation matters. The Compensation Committee in consultation with Hillenbrand’s compensation consultant determines the compensation of the Chief Executive Officer. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of his direct reports, including Hillenbrand’s other Named Executive Officers. From time to time, Hillenbrand management also provides recommendations to the Compensation Committee regarding modifications to the elements and structure of Hillenbrand’s compensation program. The process and methodology for determining compensation for the Named Executive Officers is generally consistent for each Named Executive Officer, including the Chief Executive Officer, unless otherwise noted.
     The Compensation Committee has normally engaged nationally recognized independent compensation and benefits consulting firms (1) to evaluate independently and objectively the effectiveness of and assist with implementation of Hillenbrand’s compensation and benefit programs and (2) to provide the Compensation Committee with additional expertise in the evaluation of Hillenbrand’s compensation practices and of the recommendations developed by management and firms engaged by Hillenbrand. The consultants also provide information and insights relative to current and emerging compensation and benefits practices. Since April 2005, the Compensation Committee has retained Ernst & Young as its compensation and benefits consulting firm. For executive officers of Hillenbrand, Ernst & Young has provided peer group proxy and survey data regarding the amount, form and mix of compensation at the twenty-fifth percentile, median and seventy fifth percentile, which have been used by the Compensation Committee as one reference point in its decision making around compensation packages.
     Among the factors considered by the Compensation Committee in determining the elements and amounts of total compensation are peer group data, survey data, internal pay equity, external market conditions, individual factors, and aggregate compensation.
     Peer Group and Survey Data. As one of several factors in considering approval of elements of Hillenbrand’s compensation programs, the Compensation Committee has compared Hillenbrand’s compensation programs and performance against an approved peer group of companies. The compensation peer group, which is periodically reviewed and updated by the Compensation Committee, currently consists of twelve companies that are similar in size and in similar industries as Hillenbrand and with whom Hillenbrand may compete for executive talent. The companies comprising Hillenbrand’s compensation peer group, which was last revised in late 2004, through the end of fiscal year 2007 were:

Bard (C.R.), Inc.	Baxter International, Inc.
Beckman Coulter, Inc.	Becton Dickinson & Co.
Conmed Corporation	Dade Behring Holdings, Inc.
Invacare Corporation	Kinetic Concepts, Inc.
Mettler-Toledo International, Inc.	Respironics, Inc.
Steris Corporation	Viasys Heathcare, Inc.
     The Compensation Committee also has received and considered supplemental information regarding the compensation paid by Apria Healthcare Group, Inc. and Hospira Inc. Although these companies have not been included in Hillenbrand’s compensation peer group, they are included in a performance peer group used by Hillenbrand’s management for other business purposes. In December 2007, following a review of the appropriateness of the existing peer group, the Compensation Committee removed Baxter International, Inc., Dade Behring Holdings, Inc. and Viasys Heathcare, Inc. from the compensation peer group and added Apria Healthcare Group, Inc., DENTSPLY International Inc. and Hospira, Inc. The foregoing changes were made to align the compensation peer group with the Company’s performance peer group and to reflect the deletion of Viasys Heathcare, Inc. and Dade Behring Holdings, Inc. as they are no longer stand alone independent companies.
     In addition to peer group data, the Compensation Committee considers survey data that include a broad sample of Fortune 1000 companies, focusing on data regarding companies with revenues within a reasonable range of Hillenbrand or its business units, companies in the manufacturing industry and companies with a comparable number of full time equivalent employees. The Compensation Committee uses data compiled from various compensation surveys (i.e., consolidated data averaged from at least three surveys) from human resource benefit firms such as Watson & Wyatt, Mercer and others as appropriate. The purpose of the survey data is to provide an additional source of market data to validate the findings under the proxy analysis. In particular, the survey data provide additional data based on the specific job responsibilities of the Named Executive Officers compared to the appropriate market.

     Internal Pay Equity. From time to time, the Compensation Committee has examined the relationship between the compensation paid to executives within each pay grade and within Hillenbrand as a whole to avoid any unjustified differences in compensation. In December 2007, the Compensation Committee compared the pay of the Company’s Chief Executive Officer to the next highest executive and to the average of its four other Named Executive Officers as part of its analysis and approval of the compensation program for fiscal year 2008. In light of this information (coupled with other information reviewed as described in more detail below), the Compensation Committee did not identify issues within this analysis that would warrant any changes in compensation strategy. The Compensation Committee intends to periodically review internal pay equity.
     External Market Conditions and Individual Factors. The Compensation Committee is aware that it cannot establish total executive compensation levels solely on the basis of the median range of competitive benchmark survey data without additional analysis. Accordingly, the Compensation Committee also takes into account external market conditions and individual factors when establishing the total compensation of each executive. Some of these factors include the executive’s length of service, the level of experience and responsibility, complexity of position, individual performance, internal pay equity within Hillenbrand and the degree of replacement difficulty.
     Aggregate Compensation. For Named Executive Officers of Hillenbrand, the Compensation Committee has considered the aggregate value of base salary, short-term incentive compensation at target level and the estimated value of long-term incentive compensation. The Compensation Committee has compared the aggregate amount of these elements of compensation for the Named Executive Officers to the aggregate amount of the same elements of named executive officer compensation at other companies using peer group and survey data and targeted aggregate compensation of Hillenbrand’s Named Executive Officers at median levels. The most recent study was performed in November 2006. An updated total direct compensation study will be performed in fiscal year 2008.
     In addition, in December 2007, the Compensation Committee reviewed the total compensation of the Company’s Named Executive Officers in comparison to the total compensation of its peer group companies, in each case as reported under the SEC’s new disclosure rules for executive compensation. The purpose of this high level review was to look at all elements of compensation that are not typically captured within a total direct compensation analysis covering base salary, annual incentive, and long term incentive compensation and, if there were significant differences, to understand what elements of compensation gave rise to the differences. Based on its total compensation review, the Compensation Committee did not identify any issues that warranted a change to the existing strategy.
     As a supplemental analytical tool for the review of the total compensation of the Named Executive Officers, the Compensation Committee also reviewed tally sheets for the Named Executive Officers in December 2007. The tally sheets provided information not only relative to the total compensation of the Named Executive Officers, but also provided information on how changing one element of pay could impact other payments, including payments under severance and change in control agreements. In light of the fact that generally no merit increases were proposed for Named Executive Officers in fiscal year 2008, the short-term incentive compensation opportunities did not change, and the long-term incentive awards were consistent with prior years, the Compensation Committee did not identify any issues that would warrant a change in the current compensation strategy for any of the Named Executive Officers.

     Elements of Executive Compensation
     The three major components of Hillenbrand’s executive officer compensation are: (1) base salary, (2) variable cash incentive awards and (3) long-term, equity-based incentive awards. Each component of the program was developed in a “building block” approach, with the objective of developing a compensation package based on each element being competitive, based on peer group proxy statement and survey data, while also being competitive as a whole.
     Base Salary. Hillenbrand provides senior management with a fixed level of cash compensation in the form of base salary that is competitive and consistent with their skill level, experience, knowledge, length of service with Hillenbrand and the level of responsibility and complexity of their position. Base salary is intended to aid in the attraction and retention of talent in a competitive market. The target salary for Hillenbrand’s senior management has been based in part on the competitive market median of Hillenbrand’s peer group, supplemented by published survey data (the “competitive market”). Actual base salaries may differ from the competitive market median target as a result of various factors, including length of service, the level of experience and responsibility, complexity of their position, individual performance, internal pay equity within Hillenbrand and the degree of difficulty in replacing the individual. The base salaries of senior management are reviewed by the Compensation Committee on an annual basis, generally during the first quarter of the fiscal year, as well as at the time of promotion or significant changes in responsibility. Executives are eligible for merit based increases based on prior year performance. Individual performance is determined by use of a broad based internal performance management system, which differentiates individual achievement. Performance is ranked on a scale that ranges from “unacceptable” to “outstanding,” with a corresponding range of possible merit based increases in base salary. For 2007, the recommended range of merit based increases was 0.0% to 7.0%, with a target increase of 3.5%. Our Named Executive Officers received merit based increases in 2007 ranging from 3.5% to 5.7%. Base salaries also may increase based on changes in the competitive market. When adjusting base salaries, the Compensation Committee also considers the effects of the adjustment on other elements of compensation that may be tied to or related to base salary, including annual cash incentive awards, pension and retirement plan benefits and severance and change in control benefits. The Named Executive Officers, other than Mr. Camp who will receive a 3.0% merit increase based on his performance, will not receive merit increases for 2008, in anticipation of potential compensation programs that may be developed as a result of the proposed separation of the Company into two publicly traded companies.
     The base salary paid to each of our Named Executive Officers during the year ended September 30, 2007, is set forth in the Summary Compensation Table under “—Compensation of Named Executive Officers” below.
     Annual Cash Incentives
     Overview. The payment of annual cash incentives is formula-based, with adjustments for achievement of individual performance goals, and is governed by Hillenbrand’s Short-Term Incentive Compensation Plan (“STIC Plan “). The objective of the STIC Plan is to provide a total level of cash compensation that is heavily weighted on the achievement of internal performance objectives, which takes into consideration the competitive market median total cash compensation.

     The STIC Plan is designed to motivate executives to perform and meet company and individual objectives, with significant compensation at risk. The program provides a mechanism to pay amounts above the market median (50th percentile) total cash compensation when Hillenbrand experiences above average financial success, is designed to encourage high individual and group performance and is based on the philosophy that employees should share in the success of Hillenbrand if above average value is created for Hillenbrand shareholders. The potential to be paid significant awards plays an important role in the attraction and retention of executives.
     Pool Funding Percentage. Under the terms of the STIC Plan, the Compensation Committee establishes specific financial objectives for the Company and its business units, and may also establish non-financial objectives. A STIC Plan pool is established for each of the Company and its business units and is funded based upon the achievement by the Company or the applicable business unit of the established performance objectives. Each STIC Plan pool is funded between 30% and 150% of the product of the target incentive compensation opportunity (expressed as a percentage of their base salary) for each STIC Plan participant times their base salary (“Pool Funding”). STIC Plan pools are funded at 100% when performance is at target levels and are funded up to 150% when performance exceeds target levels. STIC Plan pools are not funded, and no short-term incentive compensation is payable, when minimum financial performance objectives are not met.
     Short-term financial performance objectives are established annually at levels that typically reflect strong financial performance under then existing conditions. Fiscal year 2007 financial performance objectives were measured in terms of revenues and operating income for Hillenbrand and its business units, with each STIC Plan pool being funded seventy five percent by operating income and twenty five percent by revenues generated within the Company or the applicable business unit. Despite the performance objectives, however, the Compensation Committee has the discretion to exclude from the calculation of applicable revenue and operating income targets for purposes of funding STIC Plan pools, nonrecurring special charges and amounts. These adjustments generally include items such as significant litigation and settlement costs; restructuring charges; changes in accounting policies; acquisition and divestiture impacts; and major unbudgeted material expenses incurred by or at the direction of the Board. Additionally, for fiscal year 2007, to the extent business unit operating expenses were favorable to plan based on under spending against 2007 through 2009 strategic plan investment objectives, the Compensation Committee, in its discretion, further excluded that favorability from the calculation of the applicable operating income targets for purposes of funding STIC Plan pools. The target objectives are intended to represent stretch goals based on the business plan of Hillenbrand or the applicable business unit. The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year. The Company and Batesville Casket Company failed to meet minimum financial performance objectives in fiscal year 2005. In fiscal year 2006, performance of Batesville Casket was above target, and the Company’s consolidated performance achievement was slightly below target. In fiscal year 2007, achievement by the Company and Batesville Casket was above the minimum financial performance objectives but below target.
     Individual STIC Percentage. Each participant is entitled to participate in the STIC Plan pools determined by the Compensation Committee. In fiscal 2007, Mr. Soderberg, Mr. Miller, Mr. de Maynadier and Mr. Dickey participated in only the Hillenbrand pool and were eligible for payouts based 100% on the funding of that pool. Mr. Camp participated in both the Hillenbrand pool and the Batesville Casket pool and was eligible for payouts based 25% on the funding of the Hillenbrand pool and 75% on the funding of the Batesville Casket pool.
     Under the terms of the Plan for fiscal 2007, short term incentive compensation target opportunity, based on Hillenbrand or business unit performance, was equal to 90% of base salary in the case of Mr. Soderberg; 75% of base salary in the case of Mr. Camp; and 50% of base salary in the case of the other Named Executive Officers. The STIC Plan provides for individual short term incentive compensation payouts ranging up to a maximum of two times the executive’s short term incentive compensation target opportunity set forth above depending upon achievement of applicable Pool Funding and personal performance objectives (measured by a personal performance multiplier from 0% to 150%) determined, in the case of the President and Chief Executive Officer of Hillenbrand and other Named Executive Officers, by the Compensation Committee, and, in the case of the other employees, by the President and Chief Executive Officer of the Company and approved by the Compensation Committee. Individual performance is measured using the same performance factors used for determining merit based increases in base salary. Those personal performance factors are based on achievement of personal performance goals established for each individual, including each of the Named Executive Officers, at the beginning of each fiscal year. Those goals are both qualitative and quantitative in nature and, therefore, the evaluation of performance against those objectives by the Compensation Committee is, in part, subjective. Additionally, the Compensation Committee evaluates individual performance against objectives that arise during the course of the applicable fiscal year that were not considered when individual goals were determined at the beginning of the year.
     For 2007, the objectives established at the beginning of the year for Mr. Soderberg included achieving the Company’s financial plans, refining and executing elements of the Hill-Rom strategic plan, accelerating product innovation and external business development, enhancing talent development and management, supporting the Board of Directors in the consideration of the separation of the Company’s two businesses and exercising appropriate oversight for key litigation in which the Company is involved. Mr. Camp’s objectives for 2007 included executing elements of the Batesville Casket strategic plan and managing key litigation. The 2007 personal performance objectives for the other Named Executive Officers included various matters related to their specific functions within the Company, including such matters related to the Company’s overall strategy and objectives.
     After considering personal performance against the goals described above and other objectives that arose during the course of the year, and Company and business unit financial performance, the Compensation Committee awarded short-term incentive compensation to our Named Executive Officers for fiscal 2007 as set forth in the Summary Compensation Table under “-Compensation of Named Executive Officers” below.
     Short-term incentive compensation is calculated for each executive participant at the end of each fiscal year and is payable in cash. Payment of earned 2007 short-term incentive compensation was made during the first quarter of fiscal 2008. All or a portion of short term incentive compensation may be deferred by the executive and invested either in cash or common stock to be paid at the end of the deferral period.

     Long-Term Equity Awards
     Overview. Hillenbrand’s Stock Incentive Plan, which was approved by Hillenbrand’s shareholders in 2002, provides for the opportunity to grant stock options and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to motivate executives to make strategic long-term decisions, and to better enable Hillenbrand to attract and retain capable directors and executive personnel.
     Equity based awards are generally granted to executive officers annually based on a grant range of between 0% and 200% of a standard grant amount. The standard grant amount is determined by the Compensation Committee as competitive market median awards for each executive grade level. The actual grant of awards, with potential grants up to 200% of standard grant, is made by considering the individual’s performance through the Hillenbrand performance management system, using the same performance factors as those used for merit based salary increases and short-term incentive compensation awards. While equity based awards are focused primarily on motivating future performance, to the extent that the executive officers’ personal performance objectives for the most recently completed fiscal year have not been achieved, those individuals’ equity based grants may be made at levels that are lower on the standard range of grants available. Awards made in 2007 based on 2006 performance for our Named Executive Officers other than Mr. Soderberg were based on the following ranges of potential stock option and deferred stock share (otherwise known as restricted stock unit) awards:

Deferred Stock Share
(otherwise known as
Restricted Stock
	Stock Option Range	Unit) Range
Gregory N. Miller	0 to 22,800	0 to 6,000
Kenneth A. Camp	0 to 28,000	0 to 7,400
Patrick D. de Maynadier	0 to 22,800	0 to 6,000
John H. Dickey	0 to 22,800	0 to 6,000
     Awards made to Mr. Soderberg in 2007 based on 2006 performance were determined on an assessment of Mr. Soderberg’s individual performance by the Compensation Committee. Actual awards granted to the Named Executive Officers during the year ended September 30, 2007 are set forth in the Grants of Plan-Based Awards Table under “—Compensation of Named Executive Officers” below.
     As part of its analysis and approval of the fiscal 2008 long-term incentive awards, the Compensation Committee reviewed information relative to equity wealth accumulation based on previous grants as well as the anticipated fiscal 2008 grants. The purpose of this analysis was to determine whether prior and proposed grants are likely to be effective for retention and performance incentive to the Named Executive Officers, as well as to determine whether the accumulation of equity warranted continued participation in severance and change in control programs of the Company. Based on its analysis, the Compensation Committee did not identify any issues that would warrant a change in the existing long-term incentive strategy.

     In addition to reviewing the equity accumulation information, the Compensation Committee also reviewed the overall share usage under it current stock incentive program prior to approving the fiscal 2008 awards. The Compensation Committee determined that the Company’s overall dilution trends and its annual dilution rate, when compared to peer group and market data, were reasonable, and no changes were warranted.
     The budgeted awards for fiscal 2008 were adjusted upward approximately 5% for all eligible executives. This adjustment was made to partially address a shortfall to the competitive median market for equity compensation. After considering the market shortfall and the individual performance for the Named Executive Officers, the Compensation Committee granted the following equity awards in December 2007:

		Deferred Stock Shares
		(otherwise known as
	Stock Options	Restricted Stock Units)
Peter H. Soderberg	80,651	20,002
Gregory N. Miller	13,300	4,500
Kenneth A. Camp	20,000	4,000
Patrick D. de Maynadier	12,500	3,500
John H. Dickey	12,500	3,500
     Time Based Equity Awards. To better align the interests of executive officers with those of Hillenbrand’s shareholders, the Compensation Committee began in 2004 to substitute deferred stock shares (otherwise known as restricted stock units) under the Stock Incentive Plan for a significant portion of the stock option grants that would have previously been granted to executives. In September of 2005, after considering the Stock Incentive Plan burn rate, number of participants and potential aggregate target awards for participants, the Compensation Committee decided that the total value of equity based grants should be divided equally between stock options and deferred stock shares because the Compensation Committee wanted to provide long term equity based incentives balanced between higher risk and opportunity stock options, which are potentially more dilutive to Hillenbrand’s Stock Incentive Plan and outstanding equity with less risky and potentially less dilutive deferred stock shares, which are effective executive retention vehicles.
     An option’s value to an executive upon exercise of the option and sale of the underlying shares is tied to corporate performance because higher corporate performance leads to higher share price and options have no value if equity value does not increase over the grant date stock price. Deferred stock shares (otherwise known as restricted stock units) provide for long-term incentive opportunities that differ from stock options. Deferred stock shares can have value to the executive even if the issuer’s share price declines prior to vesting, increasing their value as a retention device. While there is still value in the event of a declining stock price and less exposure to downside equity performance, there is less opportunity related to upside equity performance with deferred stock shares when compared to stock options because a lower number of deferred stock shares is awarded to provide comparable grant date fair value to stock options. Deferred stock shares and stock options typically vest in increments over five and three years, respectively. If an executive does not perform and is terminated before full vesting, he or she loses the value of unvested awards’ full potential award value, subject to certain early vesting events, such as a change in control, death, disability or retirement as described in more detail under “—Retirement, Change in Control Agreements and Severance” below.
     Consistent with Hillenbrand’s long term practices, stock options and deferred stock shares (otherwise known as restricted stock units) are only granted by the Compensation Committee and are typically granted annually in November or December, following certification of Hillenbrand’s financial results from the immediately preceding fiscal year, regardless of the current trading price of Hillenbrand’s equity. Stock option exercise prices are the average of high and low equity price on the date of grant. Stock options are typically granted for terms of ten years, and vest one-third on each of the first three anniversaries of the date of grant. Deferred stock shares typically vest in twenty percent, twenty-five percent, twenty-five percent and thirty percent increments on the day after the dates of each of the second, third, fourth and fifth anniversaries of grant. Prior to fiscal 2008, an executive’s accumulated retirement and/or equity benefits have not been considered as a factor in the decision as to the annual grant size of long-term incentives, although we expect that wealth accumulation data will be used in setting compensation for our Named Executive Officers going forward.
     On September 7, 2005, Hillenbrand’s Board of Directors ratified the Compensation Committee’s decision to accelerate the vesting of options granted in fiscal 2005 and certain other “underwater” stock options that had exercise prices of $50.48 or higher. In order to maintain high standards of integrity and governance, executive officers are restricted from performing exercise and sell transactions with such vested options until the original vesting date of the affected options. The primary purpose of the accelerated vesting of these options was to reduce Hillenbrand’s future reported compensation expense upon the adoption of SFAS No. 123(R), “Share Based Payment,” in the first fiscal quarter of 2006. In connection with its evaluation of the Stock Incentive Plan, the Compensation Committee utilized the services of an independent compensation consulting firm to provide marketplace competitive information.
     Performance Based Equity Awards. During the third quarter of 2007, Hillenbrand granted a Performance Based Stock Award to each of our Named Executive Officers. These awards are consistent with our compensation program’s guiding principles and were designed to (1) align the executive officers’ interests with those of shareholders, (2) motivate and provide incentive to achieve superior results, (3) assure clear accountabilities and provide rewards for producing results, and (4) ensure competitive compensation.
     These awards are performance based deferred stock shares (otherwise known as restricted stock units), which are subject to any stock dividends, stock splits, and other similar rights inuring to common stock, but unlike the deferred stock shares as described above, are not entitled to cash dividend reinvestment. Vesting of the awards is contingent upon achievement of one, two and three-year performance targets and corresponding service requirements. The targets for the 2007 grants are based on the following key measures:
•	2007 – 2009 cumulative revenue

•	2007 – 2009 cumulative operating income

•	2007 – 2009 return on assets employed
     These performance measures reflect Hillenbrand’s confidential strategic plan and Hillenbrand does not disclose the amount publicly for competitive reasons. These measures were chosen based upon the importance of these objectives in the achievement of Hillenbrand’s strategic plan, providing quality earnings and creating value for Hillenbrand’s stockholders. In setting these performance targets, Hillenbrand also considered the performance of its peer group, market indices and customer base with the intent that these goals be set to represent stretch goals that would result in superior upper quartile performance relative to Hillenbrand’s customers and peers. Achievement of these targets is believed to be a “challenging” goal. However, 2007 was the first year in which these awards were made, and therefore there is no historical precedent on which to assess the likelihood of achievement. If the performance goals are met, the Performance Based Stock Award will fully vest at the end of 2009. These performance measures are subject to adjustment by the Compensation Committee based upon unusual or extraordinary items that were not contemplated when the performance measures were set and may be out of the control of management. These items are the same as those that are excluded in the calculation of performance measures for purposes of short-term incentive compensation. For 2007, the performance objectives were not achieved and are not expected to be achieved over the performance period.
     Other Equity Based Compensation. In addition to the equity awards described above, senior management may from time to time receive additional equity based compensation at the date of hire, upon promotion, for special recognition or upon a significant change in responsibility. These awards are used as a recruiting and retention tool. These grants are typically in the form of stock options or deferred stock shares (otherwise known as restricted stock units) and are typically granted as a percentage of the respective employee’s base salary. There were no Other Equity Based Compensation awards made to the Named Executive Officers during fiscal year 2007.
     Share Ownership Guidelines. All executive officers and designated members of management of Hillenbrand are expected to own shares of Hillenbrand common stock. Specifically, our Chief Executive Officer, his executive officer direct reports, including the Named Executive Officers, from and after the later to occur of (1) February 13, 2006 or (2) the date on which any such individual first became an officer of Hillenbrand or any of its subsidiaries (“Start Date”) are required to hold shares of Hillenbrand common stock or equivalents described below at the following levels (“Required Ownership Level”):

Required Ownership Level
Position	(Expressed as Base Annual Salary Multiple)
Chief Executive Officer	4 x Base Annual Salary
Other Named Executive Officers	2 x Base Annual Salary
     Shares owned outright (including vested deferred shares) and deferred stock shares (otherwise known as restricted stock units), whether vested or unvested, count as share equivalents towards the Required Ownership Level. The Required Ownership Level must be achieved within five years from the Start Date. Failure to achieve or maintain the Required Ownership Level may result in (1) the applicable individual being required to hold all after tax vested deferred stock shares and after-tax shares acquired upon exercise of stock options or (2) suspension of future restricted stock or deferred stock share grants until the Required Ownership Level is achieved. The Compensation Committee (or its designee) may make exceptions, in its (his or her) sole discretion, in the event of disability or great financial hardship.

     Section 162(m). Section 162(m) of the Internal Revenue Code limits tax deductibility of certain executive compensation in excess of $1 million per year unless certain requirements are met. The Stock Incentive Plan is designed to provide for the grant of awards that meet these requirements and also enables the Compensation Committee to grant awards that do not satisfy the performance based pay exemption under the Section 162(m) requirements. For example, time-based vested deferred stock share (otherwise known as a restricted stock unit) awards do not satisfy the performance based exception under 162(m) and therefore are subject to 162(m) and included in the $1 million dollar compensation cap in the year the awards are included in taxable income of the recipient.
     Retirement, Change in Control Agreements and Severance
     Overview. Hillenbrand believes that it is in the best interests of it and its shareholders to have the unbiased dedication of its executives, without the distraction of personal uncertainties such as retirement or a change in control. Hillenbrand has designed its senior management retirement and other post-employment benefit programs to reduce such distraction. Hillenbrand believes that its programs allow for a “smooth” transition in the event of retirement or a change in control without providing “windfall” benefits to management. It also believes that these benefits are at market levels and competitive with those of other comparable companies.
     The components of Hillenbrand’s retirement benefits program are as follows:
•	Normal Retirement Guidelines

•	Deferred Compensation Program

•	Pension Plan

•	Savings Plan

•	Supplemental Executive Retirement Plan

•	Change in Control Agreements

•	Severance Pay Plan
     Normal Retirement Guidelines. Executives currently employed, including the Named Executive Officers who are at least 55 years of age and with 5 years length of service, are eligible to receive certain benefits under Hillenbrand’s Stock Incentive Plan. These guidelines are incorporated into each individual equity award agreement and have been approved by the Compensation Committee. The following is allowed:
•	accelerated vesting of outstanding time-based deferred stock awards and stock options, which have been held for at least one year;

•	partial vesting of outstanding performance based deferred stock awards, which have been held for at least one year; and

•	an extension of up to three years of the time to exercise eligible outstanding stock options.

     Executive Deferred Compensation Program. Under the Hillenbrand Industries, Inc. Executive Deferred Compensation Program (the “Deferred Compensation Program”) certain executives, including the Named Executive Officers, who are chosen by the Compensation Committee may elect to defer all or a portion of their base compensation, payments under the Short-Term Incentive Compensation Program and certain other benefits to be paid in years later than when such amounts are due. As of September 30, 2007, none of the Named Executive Officers participate or have balances in the Deferred Compensation Program.
     Pension Plan. The Hillenbrand Industries, Inc. Pension Plan (the “Pension Plan”) covers officers and other employees of Hillenbrand and its subsidiaries. Directors of the Company who are not employees of the Company or one of its subsidiaries are not eligible to participate in the Pension Plan. The principal terms of the Hillenbrand Pension Plan are described below.
     Contributions to the Pension Plan by Hillenbrand are made on an actuarial basis, and no specific contributions are determined or set aside for any individual. Effective June 30, 2003, the Pension Plan was closed to new participants. Existing participants, effective January 1, 2004 were given the choice to remain in the Pension Plan and to continue earning credited service or to freeze their accumulated benefit as of January 1, 2004 and to participate in an enhanced defined contribution savings plan, as described below.
     The Internal Revenue Code limits the amount of benefits that may be paid under the Pension Plan. A supplemental pension benefit that makes up for the Internal Revenue Code limitations is provided under the SERP described below. Benefits under the Pension Plan are not subject to deductions for Social Security or other offset amounts.
     Employees who retire under the Pension Plan receive fixed benefits calculated by means of a formula that takes into account the highest average annual calendar year eligible compensation earned over five consecutive years and the employee’s years of service.
     For information regarding the pension benefits payable to our Named Executive Officers, see the Pension Benefits at September 30, 2007 table under “—Compensation of Named Executive Officers” below.
     Savings Plan. Hillenbrand maintains the Hillenbrand Industries, Inc. Savings Plan (the “Savings Plan”), which covers substantially all employees, including senior management. Under the Savings Plan, which is a tax-qualified retirement savings plan, participating employees may contribute up to 40 percent of compensation on a before-tax basis. Hillenbrand contributes a matching contribution to the Savings Plan for only those participants who are not active participants in the Pension Plan in an amount equal to fifty cents for each dollar contributed by participating employees on the first six percent of their compensation. Additionally, Hillenbrand annually contributes to the Savings Plan, (1) for employees who are active participants in the Pension Plan, an amount equal to three percent of such employees’ compensation and, (2) for employees who are not active employees in the Pension Plan, an amount equal to four percent of such employees’ compensation.
     During 2007, the Savings Plan limited the “additions” that can be made to a participating employee’s account to $45,000 per year. “Additions” include all Hillenbrand contributions and the before-tax contributions made by Hillenbrand at the request of the participating employee under Section 401(k) of the Internal Revenue Code. Of those additions, the current maximum before-tax contribution made by a participating employee is $15,500 per year (or $20,500 per year for certain participants age 50 and over). In addition, no more than $225,000 of annual compensation may be taken into account in computing benefits under the Savings Plan. A supplemental savings plan benefit that makes up for these limitations is provided under the SERP as described below.
     Participants immediately vest in their own contributions and earnings. Matching contributions made by Hillenbrand cliff vest after three years of continuous employment and all subsequent matching contributions immediately vest thereafter.
     Each year Hillenbrand performs standard year-end coverage, nondiscrimination and compliance testing on the Savings Plan to ensure compliance with applicable Internal Revenue Service rules and regulations. In the event the plan does not meet the nondiscrimination requirements, a prorated portion of the contributions made by “Highly Compensated” employees will be returned to the respective employee in order to ensure compliance.
     For information regarding compensation paid to our Named Executive Officers under the Savings Plan, see the Summary Compensation Table for Fiscal Year Ending September 30, 2007 and footnote 6 thereto under “—Compensation of Named Executive Officers” below.
     Supplemental Executive Retirement Plan. The Hillenbrand Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides additional retirement benefits to certain employees selected by the Compensation Committee and the Chief Executive Officer of Hillenbrand whose retirement benefits under the Pension Plan and/or Savings Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code. The employees that have been selected to participate in this plan include all the Named Executive Officers and other senior executive officers of the Company and its subsidiaries.
     The additional retirement benefits provided by the SERP are (1) for certain Pension Plan participants chosen by the Compensation Committee, in an amount equal to the benefits under the Pension Plan which are so reduced, curtailed or limited by reason of the application of such limitation and/or (2) for certain Savings Plan participants chosen by the Compensation Committee, in an amount equal to the benefits under the Savings Plan which are so reduced, curtailed or limited by reason of the application of such limitation. Effective June 30, 2003, the Pension Plan and the Pension Plan portion of the SERP were closed to new participants. Additionally, certain participants in the SERP who are selected by the Compensation Committee may annually accrue an additional benefit of a certain percentage of such participants’ Compensation (as defined below) for such year (the current percentage is three), and the amount of the retirement benefit shall equal the sum of such annual accruals plus additional earnings factor. “Compensation” under the SERP means the corresponding definition of compensation under the Pension Plan and the Savings Plan plus a percentage of a participant’s eligible compensation as determined under Hillenbrand’s Short-Term Incentive Compensation Program. Long-term incentive compensation is not included in the calculation of the SERP benefits.
     The retirement benefit to be paid under the SERP is from the general assets of Hillenbrand, and such benefits, except as otherwise required by Section 409A of the Code, are generally payable at the time and in the manner benefits are payable under the Pension Plan. Under the Savings Plan, a lump sum cash payment is available to the participant within one year of retirement or termination of employment. In the alternative a participant may defer receipt by electing a stream of equal annual payments for up to 15 years.

     On March 16, 2006, in addition to an award of 18,671 deferred stock shares (otherwise known as restricted stock units) as of that date, which are further described in the Outstanding Equity Awards at September 30, 2007 table and footnote 9 thereto under “—Compensation of Named Executive Officers,” Hillenbrand agreed to provide supplemental benefits to Kenneth A. Camp, Senior Vice President of the Company and President and Chief Executive Officer of Batesville Casket Company, under the SERP as a further retention inducement. The agreement provides that if Mr. Camp remains employed by the Company or Batesville for the entire four-year period beginning on March 16, 2006 and his employment is not thereafter terminated for “cause” (as defined in the employment agreement between Batesville and Mr. Camp), then for benefit calculation purposes under the SERP, Mr. Camp will be credited with an additional four years of service earned under the Pension Plan portion of the SERP (in addition to the years of service Mr. Camp otherwise would earn under the SERP during such period). Also under this agreement, if during the four-year period beginning March 16, 2006 (1) Mr. Camp’s employment with the Company or Batesville is terminated after March 16, 2007 due to disability or death, (2) Mr. Camp’s employment with the Company or Batesville is terminated after March 16, 2007 without “cause” (as defined in Mr. Camp’s employment agreement) or by Mr. Camp for “good reason” (as defined in Mr. Camp’s employment agreement), (3) a “change in control” (as defined in the SERP) of the Company occurs, or (4) a sale, transfer or disposition of substantially all of the assets or capital stock of Batesville occurs, then Mr. Camp will be credited with one additional year of service under the Pension Plan portion of the SERP for each full year worked during the four-year period beginning March 16, 2006 (in addition to the years of service Mr. Camp otherwise would earn under the SERP during such period). The proposed spin-off of the Company’s funeral service business would constitute a disposition of all of the capital stock of Batesville that would trigger the additional benefits under this agreement.
     For information regarding the pension benefits payable to our Named Executive Officers under the SERP, see the Pension Benefits at September 30, 2007 table under “—Compensation of Named Executive Officers” below.
     Change in Control Agreements. The Company has entered into a Change in Control Agreement (the “Change in Control Agreements”) with each Named Executive Officer. The Change in Control Agreements are intended to encourage continued employment by the Company of its key management personnel and to allow such personnel to be in a position to provide assessment and advice to the Board of Directors regarding any proposed Change in Control without concern that such personnel might be unduly distracted by the uncertainties and risks created by a proposed Change in Control.
     The Change in Control Agreements provide for payment of specified benefits upon the Company’s termination of the executive’s employment (other than on account of death, disability, retirement or “cause”) in anticipation of or within two years (three years in the case of the Chief Executive Officer) after a Change in Control, or upon the executive’s termination of employment for “good reason” within two years (three years in the case of the Chief Executive Officer) after a Change in Control. The Chief Executive Officer’s Change in Control Agreement also provides for the payment of the specified benefits in the event the Chief Executive Officer terminates employment for any reason during the 30-day period following the first anniversary of the Change in Control. The benefits to be provided by the Company upon a Change in Control under any of the above circumstances are:
•	a lump sum payment in cash equal to two times (three times in the case of the Chief Executive Officer) the executive’s annual base salary;

•	continued health and medical insurance for the executive and his dependents and continued life insurance coverage for the executive for 24 months (36 months in the case of the Chief Executive Officer), with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until the executive reaches retirement age;

•	a cash payment in lieu of certain perquisites, such as accrued and unpaid vacation; and

•	an increase to the defined benefit and defined contribution pension benefit otherwise payable to the executive calculated by giving him equivalent credit for two additional years of age and service (or, in the case of the Chief Executive Officer, three additional years of age and service credit).
     In addition, upon a Change in Control, whether or not the executive’s employment is terminated, all outstanding stock options, restricted stock and deferred stock shares (otherwise known as restricted stock units) will become fully vested and the executive will be deemed to have earned all outstanding short-term incentive compensation and performance share compensation awards to the extent such awards would have been earned if all performance targets for the relevant period were achieved 100%. The Chief Executive Officer’s Change in Control Agreement provides that if the Chief Executive Officer receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the Chief Executive Officer will be entitled to receive an additional “gross-up” payment in an amount necessary to put the Chief Executive Officer in the same after-tax position as if such excise tax had not been imposed. The Change in Control Agreements for the other above named executive officers provide for a similar “gross-up” payment, except that if the value of all “parachute payments” to an executive does not exceed 120% of the maximum “parachute payment” that could be paid to him without giving rise to the excise tax, the payments otherwise called for by the Change in Control Agreement will be reduced to the maximum amount which would not give rise to the excise tax.
     Based upon the hypothetical termination date of September 30, 2007, the change in control termination benefits would be as follows:

							Acceleration of
			Continuance	Vacation			Stock Based Awards
			Of Heath &	And		Retirement		Restricted	Performance
		Incentive	Welfare	Insurance	Pension	Savings Plan	Stock	Stock	Based	Tax
	Salary	Comp.	Benefits	Benefits	Benefits(1)	Benefit	Options(2)	Units	Awards	Gross-Up(3)	Total(4)
Peter H. Soderberg	$2,520,000	$747,518	$19,077	$44,188	N/A	$698,471	$10,195	$2,420,000	$514,437	None	$6,973,886

Gregory N. Miller	$756,000	$185,701	$22,244	$15,738	N/A	$77,786	$73,587	$631,244	$423,654	$646,337	$2,832,291

Kenneth A. Camp	$860,800	$318,077	$14,605	$41,028	$546,628	$83,627	$80,865	$1,641,687	$423,654	None	$4,010,971

Patrick D. de Maynadier	$704,600	$173,634	$12,718	$15,350	$71,807	$62,530	$59,922	$675,426	$360,381	None	$2,136,368

John H. Dickey	$496,800	$123,210	$14,605	$21,850	$183,411	$21,324	$59,749	$617,489	$255,843	$497,237	$2,291,518

(1)	The change-in-control pension benefit is the excess of the monthly pension amount the executive would have received starting at age 62 calculated as if he had earned two additional years of service and pay at his Annual Base Salary over the monthly Pension Plan annuity benefit, the monthly SERP annuity benefit, and in the case of Mr. Camp, the additional pension benefit provided per agreement dated March 16, 2006, as discussed above.

(2)	As mentioned, for purposes of these disclosures, we assumed that the stock options were cashed out on the hypothetical change in control. Whether the options would be cashed out or converted into stock of a buyer in an actual transaction would depend on the structure of the deal. However, if the options were converted into stock by the buyer, the excise tax, and thus the gross-up payments required under the agreements could be higher.

(3)	Computed based upon the assumption that equity awards are paid out in cash using the closing price per share of Company common stock on September 28, 2007 (the last trading day of fiscal 2007), which was $55.02 per share. We assumed an excise tax rate under Code Section 280G of 20 percent, a 35 percent federal income tax rate, a 1.45 percent Medicare tax rate and from 4.0 to 4.78 percent state and local income tax rate based on resident tax location of the executive. Mr. Soderberg’s and Mr. de Maynadier’s hypothetical change in control benefits did not exceed the threshold necessary to generate potential excise taxes subject to tax gross-up. Although Mr. Camp’s hypothetical change in control benefits did exceed the threshold, the benefits did not exceed 120% of the amount to give rise to the excise tax, and therefore his benefits are reduced as required by the agreement to the extent necessary to avoid the potential excise tax.

(4)	The Change in Control Agreements for Mr. Soderberg, Mr. Miller, Mr. de Maynadier and Mr. Dickey are subject to non-compete provisions and other restrictive covenants for three years following termination of employment. These restrictive covenants are valuable to the Company, and are in part consideration for the benefits payable under the Agreements. However, for purposes of this hypothetical change in control, no value or payments under the contract have been assigned to the restrictive covenants which would have the effect of reducing the excise tax and thus gross-up payments under the Agreements.
     Under the Change in Control Agreement, a “Change in Control” is defined generally as (1) the acquisition of beneficial ownership of 35% or more of the voting power of all Hillenbrand voting securities by a person or group at a time when such ownership is greater than that of the members of the Hillenbrand Family; (2) the consummation of certain mergers or consolidations; (3) the failure of a majority of the members of the Hillenbrand Board of Directors to consist of Current Directors (defined as any director on the date of the Change in Control Agreements and any director whose election was approved by a majority of the then-Current Directors); (4) the consummation of a sale of substantially all of the assets of Hillenbrand; or (5) the date of approval by the shareholders of Hillenbrand of a plan of complete liquidation of Hillenbrand. We intend to amend the definition of “Change in Control” in the agreements to modify clause (1) of the definition above to provide that a Change in Control will occur upon the acquisition of beneficial ownership of 35% or more of the voting power of all of our voting securities by any person or group other than members of the Hillenbrand Family, subject to certain exceptions.
     Severance Pay Plan. Under the Hillenbrand Industries, Inc. Severance Pay Plan for Salaried Employees (the “Severance Plan”) post-employment severance benefits are provided to our employees who are terminated in connection with a reduction-in-force or corporate reorganization. Generally these benefit amounts are based upon length of service and position level with Hillenbrand. Generally, under the Severance Plan an eligible participant will receive one week’s pay for each year of service up to a maximum of twenty-six week’s pay. An additional two week’s pay will be made if the participant is age forty or older. Additional benefits may be provided by Hillenbrand if the participant is terminated as part of an Employer-designated reduction in force, determined in the sole discretion of Hillenbrand. In any case the total benefit payable under the Severance Plan will not exceed two times a participant’s annual compensation.
     Generally, the employment agreements that we have entered into with the Named Executive Officers provide severance benefits that are greater than those provided under the Severance Plan. For information regarding the severance benefits payable to our Named Executive Officers under their employment agreements, see the Potential Payments Upon Terminations tables under “—Compensation of Named Executive Officers” below.
     Other Personal Benefits
     In addition to the elements of compensation discussed above, we also provide senior level management with various other benefits as follows:
•	Tuition Reimbursement

•	Executive Financial Planning, Estate Planning and Tax Preparation Service

•	Executive Physical

•	Other Benefits
     Hillenbrand provides these benefits in order to remain competitive with the market and believes that these benefits help it to attract and retain qualified executives. These benefits also reduce the amount of time and attention that senior management must spend on personal matters and allows them to dedicate more time to the Company. Hillenbrand believes that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of Hillenbrand and its shareholders.
     Tuition Reimbursement Program. All employees are eligible to participate in Hillenbrand’s Tuition Reimbursement Program. This program is provided to support Hillenbrand’s innovation and commitment to improving its abilities. The Company believes that education will support the development of its employees for new positions and enhance their contributions to the achievement of its strategic goals. Under Hillenbrand’s Tuition Reimbursement Program, Hillenbrand reimburses tuition, registration fees and laboratory fees for all of its employees. All fulltime employees are eligible for 100% reimbursement on a course-by-course basis within a job related degree program; there is no maximum limit to reimbursement. Minimum academic achievement is required in order to receive reimbursement. This program is not currently being used by any of our Named Executive Officers.
     Executive Financial Planning, Estate Planning and Tax Preparation Service Program. Senior level managers are eligible for reimbursement of financial and estate planning services and for income tax preparation services. Reimbursement is approved for dollar amounts of up to 50% of executive’s out of pocket costs up to $2,000 per year. Qualified expenses include income tax preparation, estate planning and investment planning, among others.
     Executive Physical. Hillenbrand provides senior level managers with annual physicals. Hillenbrand covers 100% of the cost of this program. This program was developed to promote the physical well being and health of Hillenbrand’s senior level managers. Hillenbrand believes this program is in the best long-term interests of its shareholders.
     Other Benefits. Senior management also participates in other benefit plans that Hillenbrand fully or partially subsidizes. Their participation is on the same terms as other employees of Hillenbrand. Some of the more significant of these benefits include medical, dental, life and vision insurance, as well as relocation reimbursement; holiday and vacation benefits. All Named Executive Officers participate in Hillenbrand’s group term life insurance program which provides death benefit coverage of up to two times base salary or $500,000, whichever is lesser. In addition, beginning January 1, 2007 the Named Executive Officers were eligible to participate in the optional supplemental group term life insurance program in which participants may purchase up to the lesser of five times their base annual salary or $600,000 of additional term life insurance at their own expense.
     Employment Agreements
     We currently have entered into employment agreements with each of the Named Executive Officers of the Company. We are in the process of amending these agreements to account for Internal Revenue Code Section 409A changes related payments of deferred compensation.
     Peter H. Soderberg - On February 7, 2006, the Company and Peter H. Soderberg entered into an Employment Agreement relating to Mr. Soderberg’s employment as President and Chief Executive Officer of the Company. The agreement provides that the term of Mr. Soderberg’s employment began effective March 20, 2006. The agreement provides that Mr. Soderberg is entitled to receive a base salary of $800,000 per year and has the opportunity to earn an incentive compensation bonus. For 2006, the agreement provided that Mr. Soderberg would have an incentive compensation opportunity under the Company’s Short-Term Incentive Compensation Plan of 90% of base salary on a full year of performance for fiscal 2006, with payout ranging from 0% to 200% of the incentive compensation opportunity based on financial and non-financial criteria established by the Compensation Committee. Pursuant to the agreement, Mr. Soderberg received a signing award of 23,740 deferred stock shares (otherwise known as restricted stock units) on March 20, 2006 under the Company’s Stock Incentive Plan, which vest in equal one-third increments six months, twelve months and twenty-four months after the commencement of Mr. Soderberg’s employment. Mr. Soderberg also received an additional award of 18,262 deferred stock shares on March 20, 2006 which will vest in twenty percent, twenty-five percent, twenty-five percent and thirty percent increments on the day after the dates of each of the second, third, fourth and fifth anniversaries of Mr. Soderberg’s employment. In addition, Mr. Soderberg received 58,815 stock options to purchase common stock of Hillenbrand Industries. The options have an exercise price of $54.76 and will vest in one-third increments for exercise purposes on March 20, 2007; 2008; and 2009 respectively. The options will expire on March 20, 2016. The agreement provides that Mr. Soderberg is eligible to participate in Hillenbrand’s 401(k) Savings Plan and Supplemental Executive Retirement Plan consistent with plans, programs and policies available to other executive officers of the Company. He will also participate in a nonqualified deferred compensation plan established for the benefit of Mr. Soderberg, pursuant to which Mr. Soderberg was credited with $75,000 within 30 days after March 20, 2006 and will be credited with $75,000 on each anniversary thereafter during Mr. Soderberg’s employment. Amounts credited to Mr. Soderberg’s account under this plan bear interest at a prime rate in effect from time to time or at other rates determined by the Compensation Committee. Mr. Soderberg will be fully vested in all amounts credited to his account under this plan and will be entitled to receive the balance of the account in a lump sum cash payment on or as soon as possible after the date that is six months after the date of the termination of Mr. Soderberg’s employment with Hillenbrand. Mr. Soderberg may also use the Company’s aircraft for travel to and from Mr. Soderberg’s primary and secondary residences up to a maximum of 100 occupied hours of flight time per calendar year. In fiscal 2007, the incremental cost to the Company was approximately $2,087 per hour. Mr. Soderberg will also be provided such additional compensation, benefits and perquisites, including participation in the Company’s health and welfare plans, as are available to other executive officers of the Company and as the Board of Directors may deem appropriate.
     The employment agreement is terminable by either the Company or Mr. Soderberg on sixty days’ notice, or pay in lieu of notice if terminated by the Company, and is terminable at any time by the Company for “cause” (as defined in the employment agreement). If Mr. Soderberg is terminated by the Company other than for cause, including a termination by Mr. Soderberg for “good reason” (as defined in the employment agreement), the Company is required to pay severance to Mr. Soderberg in an amount equal to twelve months of Mr. Soderberg’s base salary, with payments commencing six months after the time of termination, and the signing award deferred stock shares described above immediately will become fully vested. The employment agreement also contains a limited non-competition and non-solicitation agreement of Mr. Soderberg, which continues generally for a period of two years after the termination of Mr. Soderberg’s employment. The employment agreement also required the Company to pay Mr. Soderberg’s costs of entering into the employment agreement, including the reasonable fees and expenses of his legal counsel.
     Other Named Executive Officers – The Company or its subsidiaries have entered into an employment agreement with each of the other Named Executive Officers, including Gregory N. Miller, Kenneth A. Camp, Patrick D. de Maynadier, and John H. Dickey. We believe that it is appropriate for our senior executives to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to non-competition with us, non-solicitation of our employees and confidentiality of our proprietary information. Additionally, we believe that employment agreements are a useful tool in recruiting and retention of senior level employees. We are in the process of amending these agreements to account for Internal Revenue Code Section 409A changes. The current employment agreements set forth the basic duties of the executive officers and provide that each executive officer is entitled to receive, in addition to base salary, incentive compensation payable in our discretion and such additional compensation, benefits and perquisites as we may deem appropriate. The employment agreements are terminable by either us or the executive officer “without cause” on sixty (60) days’ written notice, or if terminated by us, pay in lieu of notice, and are terminable at any time by us for cause, as defined in each employment agreement. Generally “cause” is defined as (1) failure by the executive officer to comply with the terms of the employment agreement, specifically not complying with any reasonable instructions or orders issued by us, (2) illegal conduct, (3) violation of significant company policy, (4) improper disclosure of our confidential information, or (5) engaging in conduct that is contrary to our best interests. The executive officer may terminate his employment agreement and declare the agreement to have terminated “without cause” by us upon the occurrence without the executive officer’s consent of a “good reason” event. Generally, a “good reason” event is defined as any of the following (1) an assignment to the executive officer of duties lasting more than sixty days that are materially inconsistent with the executive officer’s then current position or a material change in the executive officer’s reporting relationship to the CEO or his/her successor; (2) the failure to elect or reelect the executive officer as Vice President or other officer of us (unless such failure is related in any way to our decision to terminate the executive officer for cause); (3) our failure to provide the executive officer with office space and support personnel commensurate with level of responsibilities and/or position; (4) a reduction by us in the amount of the executive officer’s base salary or the discontinuation or reduction by us of the executive officer’s participation in the same level of eligibility as compared to other peer employees in any incentive compensation, additional compensation, benefits, policies or perquisites; (5) the relocation of our principal executive offices or the executive officer’s place of work requiring a commuting change of more than fifty (50) miles; or (6) our failure to perform our obligations under the employment agreement. If an executive officer is terminated by us without cause or terminated by the executive officer upon the occurrence, without the executive officer’s consent, of a good reason event, we are required to pay severance to the executive in an amount equal to twelve months of the executive officer’s base salary, with payments commencing six months after the time of termination. Until March 20, 2007 (the first anniversary of the election of a permanent President and Chief Executive Officer of Hillenbrand), such severance amount will be in an amount equal to twenty-four months of the executive’s base salary. For the twelve months after March 20, 2007, the additional severance will be reduced each month, returning the total severance benefit to twelve months of the executive officer’s base salary on March 20, 2008. The employment agreements also contain limited non-competition and non-solicitation agreements of the executive officers, which continue generally for a period of eighteen to twenty-four months after the termination of the executive officer’s employment.
     For information regarding the benefits payable to our Named Executive Officers under their employment agreements, see the Potential Payments Upon Terminations tables under “—Compensation of Named Executive Officers” below
Compensation and Management Development Committee Report
     The Compensation and Management Development Committee of the Board of Directors of Hillenbrand Industries, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectively submitted,

Rolf A. Classon (Chair)
Joanne C. Smith (Vice-Chair)
Ronald A. Malone
Patrick T. Ryan

Compensation of Named Executive Officers
     The following tables and notes set forth compensation information for the fiscal year ended September 30, 2007 for our Named Executive Officers. All of the information in the following tables reflects compensation earned by the individuals for services with Hillenbrand and its subsidiaries. All references in the following tables to stock and stock options relate to awards of stock and stock options granted by Hillenbrand.
     We have entered into employment agreements with each of the Named Executive Officers – see the “Employment Agreements” section of the Compensation Discussion and Analysis for further discussion. The Named Executive Officers were not entitled to receive payments that would be characterized as “Bonus” payments for the fiscal year ended September 30, 2007.
     Total cash compensation, which includes salary and non-equity incentive plan compensation, is based on individual performance as well as the overall performance of Hillenbrand as described in the “Base Salary” and “Annual Cash Incentives” sections of the Compensation Discussion and Analysis. Generally, the emphasis that is placed on stock-based compensation increases as the level of responsibility of the individual employee increases.
Summary Compensation Table For Fiscal Year Ending September 30, 2007

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in Pension Value
						Non-Equity	and Nonqualified
				Stock	Option	Incentive Plan	Deferred Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	$(1)	$	$(2)	$(3)	$(4)	$(5)	$(6)	$

PETER H. SODERBERG	2007	$830,575	None	$1,445,305	$531,680	$711,245	$6,004	$517,394	$4,042,203
President and Chief Executive Officer; Member Board of Directors

GREGORY N. MILLER	2007	$371,403	None	$300,702	$125,508	$174,828	$1,267	$38,893	$1,012,601
Senior Vice President and Chief Financial Officer

KENNETH A. CAMP	2007	$424,102	None	$745,077	$279,017	$202,881	$338,345	$42,210	$2,031,632
Senior Vice President of the Company And President and Chief Executive Officer, Batesville Casket Company, Inc.

PATRICK D. DE MAYNADIER	2007	$347,268	None	$301,091	$104,468	$163,447	$23,316	$31,720	$971,310
Senior Vice President, General Counsel And Secretary

JOHN H. DICKEY	2007	$246,421	None	$275,991	$108,310	$125,011	$63,867	$10,820	$830,420
Senior Vice President, Human Resources

(1)	The amounts indicated represent the dollar value of base salary earned during fiscal year 2007.

(2)	The amounts indicated represent the aggregate dollar amount of compensation expense, excluding the reduction for risk of forfeiture, related to deferred stock share (otherwise known as restricted stock unit) and performance based deferred stock share awards granted and recognized in our financial statements during fiscal year 2007 and includes amounts from awards granted prior to 2007. The determination of this expense is based on the methodology set forth in Notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 29, 2007.

(3)	The amounts indicated represent the aggregate dollar amount of compensation expense, excluding the reduction for risk of forfeiture, related to stock option awards granted and recognized in our financial statements during fiscal year 2007 and includes amounts from awards granted prior to 2007. The determination of this expense is based on the methodology set forth in Notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 29, 2007.

(4)	The amounts indicated represent cash awards earned for fiscal year 2007 and paid in fiscal year 2008 under our STIC Plan. See the “Annual Cash Incentives” section of the Compensation Discussion and Analysis.

(5)	Change in Pension Value and Nonqualified Deferred Compensation earned or allocated during the fiscal year ended September 30, 2007, is as follows:

	Change in Actuarial Present Value of	Above Market Nonqualified Deferred Compensation
	Accumulated Pension Benefit (a)	Earnings	Total
Peter H. Soderberg	N/A	$6,004	$6,004
Gregory N. Miller	$0	$1,267	$1,267
Kenneth A. Camp (b)	$335,354	$2,991	$338,345
Patrick D. de Maynadier	$21,389	$1,927	$23,316
John H. Dickey	$63,648	$219	$63,867

(a)	See the Pension Benefits table below for additional information, including present value assumptions used in this calculation.

(b)	The pension benefit for Kenneth A. Camp includes the effect of the supplemental benefits per agreement dated March 16, 2006 and more fully described in footnote 7 in the following Pension Benefits table.

(6)	Consists of the incremental cost of aircraft usage, Company provided contributions for the savings plan, the savings plan portion of the SERP and supplemental retirement benefits. Also includes the incremental cost of professional services for tax preparation and financial planning services, and other personal benefits provided by the Company. All Other Compensation earned or allocated during the fiscal year ended September 30, 2007 is as follows:

	Aircaft	Company Contribution		Supp	Financial Planning	Other Personal
Name	Usage(a)	401(K)	Supp 401(k)	Retirement	and Tax Preparation	Benefits	Total
Peter H. Soderberg	$279,867	$15,785	$142,039	$75,000		$4,703	$517,394
Gregory N. Miller		$15,600	$23,293				$38,893
Kenneth A. Camp		$4,034	$37,779			$397	$42,210
Patrick D. de Maynadier		$6,750	$24,515		$455		$31,720
John H. Dickey		$6,291	$4,371		$158		$10,820

(a)	The Company has agreed to permit the Chief Executive Officer to use the Company’s aircraft for travel to and from Mr. Soderberg’s primary and secondary residences up to a maximum of 100 occupied hours of flight time per calendar year. Accordingly, included in 2007 for Peter H. Soderberg is $279,867 for Mr. Soderberg’s use of the Company’s aircraft. While the Company does not charge for the personal use of its aircraft, and for purposes of its policy on use of Company aircraft does not regard these as personal use of Company aircraft by Mr. Soderberg, it does report amounts related to such use as taxable income to the Internal Revenue Service. The value of the use of Company aircraft disclosed in the Summary Compensation Table is based upon the incremental cost of $2,087 per flight hour to the Company and not the values reported to the IRS.
Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2007
     The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2007. All stock-based awards in fiscal year 2007 were granted under the Hillenbrand Stock Incentive Plan.

								(i)
								All Other
								Stock Awards:	(j)		(l)
		(c)	(d)	(e)	(f)	(g)	(h)	Number of	All Other	(k)	Grant Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Option Awards:	Exercise or	Value of Stock
	(b)	Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock	Number of Securities	Base Price of	and Option
(a)	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying Options	Option Awards	Awards
Name	Date	$	$	$	#	#	#	#(3)	#(4)	$/sh	$(5)
Peter H. Soderberg		$0	$747,518	$1,495,036
	12/14/2006								67,115	$60.14	$1,000,006
	12/14/2006							16,628			$1,000,008
	4/5/2007				0	9,350	9,350				$568,994

Gregory N. Miller		$0	$185,701	$371,402
	11/30/2006								13,300	$57.91	$190,820
	11/30/2006							4,500			$260,595
	4/5/2007				0	7,700	7,700				$468,584

Kenneth A. Camp		$0	$318,077	$636,154
	11/30/2006								20,000	$57.91	$286,948
	11/30/2006							4,000			$231,640
	4/5/2007				0	7,700	7,700				$468,584

Patrick D. de Maynadier		$0	$173,634	$347,268
	11/30/2006								11,400	$57.91	$163,561
	11/30/2006							3,500			$202,685
	4/5/2007				0	6,550	6,550				$398,600

John H. Dickey		$0	$123,210	$246,420
	11/30/2006								11,400	$57.91	$163,561
	11/30/2006							3,000			$173,730
	4/5/2007				0	4,650	4,650				$282,976

(1)	The amounts indicated represent potential cash awards that could be paid under our STIC Program. Awards can range from 0% to 200% of the target amount. See “Annual Cash Incentives” section of the Compensation Discussion and Analysis for discussion of this program. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the actual amounts earned, which were paid in December, 2007.

(2)	Performance based deferred stock share (otherwise known as a restricted stock unit) awards were granted pursuant to Hillenbrand’s Stock Incentive Plan for the fiscal year ended September 30, 2007. The vesting schedules, upon satisfying performance criteria, for incentive stock awards granted during the fiscal year 2007 are disclosed in footnote 13 in the following Outstanding Equity Awards table.

(3)	Deferred stock share (otherwise known as a restricted stock unit) awards were granted pursuant to Hillenbrand’s Stock Incentive Plan for the fiscal year ended September 30, 2007. Dividends paid on Hillenbrand common stock will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in Company common stock at the market value on the date of such dividend, and will be paid in additional shares on the vesting date of the underlying award. The vesting schedules for deferred stock share awards granted during the fiscal year 2007 are disclosed by individual in the footnotes in the following Outstanding Equity Awards table.

(4)	Options were granted pursuant to Hillenbrand’s Stock Incentive Plan for the fiscal year ended September 30, 2007. The options expire in ten years from date of grant and will vest for exercise purposes in equal increments during the first three years of the option life. Stock awards and options are granted at the discretion of the Compensation Committee of the Board of Directors.

(5)	The valuation of stock options, deferred stock shares and performance based deferred stock shares (otherwise known as restricted stock units) are based on the methodology set forth in Notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 29, 2007.

Outstanding Equity Awards at September 30, 2007
     The following table summarizes the number and terms of stock option, deferred stock share (otherwise known as a restricted stock unit) and performance based deferred stock share awards outstanding for each of the Named Executive Officers as of September 30, 2007.

	Options Awards								Stock Awards		(j)
				(d)						(i)	Equity Incentive
				Equity Incentive						Equity Incentive	Plan Awards:
	(b)	(c)		Plan Awards:						Plan Awards:	Market or
	Number of	Number of		Number of			(g)		(h)	Number	Payout Value
	Securities	Securities		Securities			Number of		Market Value	of Unearned	of Unearned
	Underlying	Underlying		Underlying	(e)		Shares or		of Shares or	Shares, Units	Shares, Units
	Unexercised	Unexercised		Unexercised	Option	(f)	Units of Stock		Units of Stock	or Other Rights	or Other Rights
	Options	Options		Unearned	Exercise	Option	That Have		That Have	That Have	That Have
(a)	#	#		Options	Price	Expiration	Not Vested		Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		#	$	Date	# (12)		$ (1)	# (13)	$ (1)
Peter H. Soderberg	4,000				$61.56	5/17/2012
	4,000				$48.51	2/13/2013
	19,605	39,210	(2)		$54.76	3/20/2016
		67,115	(3)		$60.14	12/14/2016
							43,984	(7)	$2,420,000	9,350	$514,437
Gregory N. Miller	4,000				$50.11	11/9/2011
	2,500				$61.49	4/9/2012
	4,000				$47.49	12/4/2012
	1,500				$48.51	2/13/2013
	5,000				$58.24	12/3/2013
	8,000				$55.58	12/15/2014
	6,067	12,133	(4)		$48.955	11/30/2015
		13,300	(5)		$57.910	11/30/2016
							11,473	(8)	$631,244	7,700	$423,654
Kenneth A. Camp	8,000				$52.15625	1/18/2008
	8,000				$52.15625	1/18/2009
	2,500				$29.96875	8/23/2009
	10,000				$36.3125	1/17/2010
	10,000				$45.34375	1/15/2011
	10,000				$48.64	4/9/2011
	15,000				$50.11	11/9/2011
	9,000				$61.49	4/9/2012
	20,000				$47.49	12/4/2012
	20,000				$58.24	12/3/2013
	24,000				$55.58	12/15/2014
	6,667	13,333	(4)		$48.955	11/30/2015
		20,000	(5)		$57.910	11/30/2016
							29,838	(9)	$1,641,687	7,700	$423,654
Patrick D. de Maynadier	15,000				$57.075	2/1/2012
	5,000				$61.49	4/9/2012
	5,000				$47.49	12/4/2012
	18,000				$58.24	12/3/2013
	18,000				$55.58	12/15/2014
	4,940	9,880	(4)		$48.955	11/30/2015
		11,400	(5)		$57.910	11/30/2016
							12,276	(10)	$675,426	6,550	$360,381
John H. Dickey	1,000				$52.15625	1/18/2008
	2,000				$45.34375	1/15/2011
	4,000				$50.11	11/9/2011
	2,000				$61.49	4/9/2012
	4,000				$47.49	12/4/2012
	5,000				$58.24	12/3/2013
	7,000				$55.58	12/15/2014
	2,000	4,000	(4)		$48.955	11/30/2015
	2,934	5,866	(6)		$48.97	1/31/2016
		11,400	(5)		$57.910	11/30/2016
							11,223	(11)	$617,489	4,650	$255,843

(1)	Value is based on the closing price of Hillenbrand common stock of $55.02 on September 28, 2007 (the last trading day of fiscal 2007) as reported on the New York Stock Exchange.

(2)	The options were granted on March 20, 2006. Remaining unexercisable options will vest 50% each on March 20, 2008 and 2009, respectively.

(3)	The options were granted on December 14, 2006. The options will vest 33 1/3% each on December 14, 2007, 2008 and 2009, respectively.

(4)	The options were granted on November 30, 2005. Remaining unexercisable options will vest 50% each on November 30, 2007 and 2008, respectively.

(5)	The options were granted on November 30, 2006. The options will vest 33 1/3% each on November 30, 2007, 2008 and 2009, respectively.

(6)	The options were granted on January 31, 2006. Remaining unexercised options will vest 50% each on January 31, 2008 and 2009, respectively.

(7)	Peter H. Soderberg was awarded 16,628 deferred stock shares (otherwise known as restricted stock units) on December 14, 2006 which will vest 20%; 25%; 25%; and 30% on December 15, 2008; 2009; 2010; and 2011 respectively. Mr. Soderberg was also awarded 23,740 deferred stock shares on March 20, 2006, which vested 33.3% on September 21, 2006 and March 21, 2007 respectively, and which will vest 33.3% on March 21, 2008. Mr. Soderberg was also awarded 18,262 deferred stock shares on March 20, 2006 which will vest 20%; 25%; 25%; and 30% on March 21, 2008; 2009; 2010; and 2011 respectively.

(8)	Gregory N. Miller was awarded 4,500 deferred stock shares (otherwise known as restricted stock units) on November 30, 2006 which will vest 20%; 25%; 25%; and 30% on December 1, 2008; 2009; 2010; and 2011 respectively. Mr. Miller was also awarded 4,810 deferred stock shares on November 30, 2005, which will vest 20%; 25%; 25%; and 30% on December 1, 2007, 2008; 2009; and 2010 respectively. Mr. Miller was also awarded 1,500 deferred stock shares on December 15, 2004, which vested 20% on December 16, 2006 and which will vest 25%; 25%; and 30% on December 16, 2007; 2008; and 2009 respectively. Mr. Miller was also awarded 1,000 deferred stock shares on December 3, 2003, which vested 20% and 25% on December 4, 2005 and 2006, respectively; and which will vest 25% and 30% on December 4, 2007 and 2008, respectively.

(9)	Kenneth A. Camp was awarded 4,000 deferred stock shares (otherwise known as restricted stock units) on November 30, 2006 which will vest 20%; 25%; 25%; and 30% on December 1, 2008; 2009; 2010; and 2011 respectively. Mr. Camp was also awarded 18,671 deferred stock shares on March 16, 2006, which vested 15% on March 17, 2007 and which will vest 15%; 15%; and 55% on March 17, 2008; 2009; and 2010 respectively. Mr. Camp was also awarded 3,700 deferred stock shares on November 30, 2005, which will vest 20%; 25%; 25%; and 30% on December 1, 2007; 2008; 2009; and 2010 respectively. Mr. Camp was also awarded 3,600 deferred stock shares on December 15, 2004, which vested 20% on December 16, 2006 and which will vest 25%; 25%; and 30% on December 16, 2007; 2008; and 2009 respectively. Mr. Camp was also awarded 4,000 deferred stock shares on December 3, 2003, which vested 20% and 25% on December 4, 2005 and 2006 respectively; and will vest 25% and 30% on December 4, 2007 and 2008, respectively.

(10)	Patrick D. de Maynadier was awarded 3,500 deferred stock shares (otherwise known as restricted stock units) on November 30, 2006 which will vest 20%; 25%; 25%; and 30% on December 1, 2008; 2009; 2010; and 2011 respectively. Mr. de Maynadier was also awarded 3,900 deferred stock shares on November 30, 2005, which will vest 20%; 25%; 25%; and 30% on December 1, 2007, 2008; 2009; and 2010 respectively. Mr. de Maynadier was also awarded 3,000 deferred stock shares on December 15, 2004, which vested 20% on December 16, 2006 and which will vest 25%, 25%; and 30% on December 16, 2007; 2008; and 2009 respectively. Mr. de Maynadier was also awarded 3,500 deferred stock shares on December 3, 2003, which vested 20% and 25% on December 4, 2005 and 2006 respectively; and will vest 25% and 30% on December 4, 2007 and 2008, respectively.

(11)	John H. Dickey was awarded 3,000 deferred stock shares (otherwise known as restricted stock units) on November 30, 2006 which will vest 20%; 25%; 25%; and 30% on December 1, 2008; 2009; 2010; and 2011 respectively. Mr. Dickey was also awarded 2,250 deferred stock shares on January 31, 2006, which will vest 20%; 25%; 25%; and 30% on February 1, 2008; 2009; 2010; and 2011 respectively. Mr. Dickey was also awarded 2,000 deferred stock shares on November 30, 2005, which will vest 20%; 25%; 25%; and 30% on December 1, 2007, 2008; 2009; and 2010 respectively. Mr. Dickey was also awarded 2,000 deferred stock shares on December 15, 2004, which vested 20% on December 16, 2006 and which will vest 25%; 25%; and 30% on December 16, 2007; 2008; and 2009 respectively. Mr. Dickey was also awarded 2,000 deferred stock shares on December 3, 2003, which vested 20% and 25% on December 4, 2005 and 2006, respectively; and will vest 25% and 30% on December 4, 2007 and 2008, respectively.

(12)	Dividends paid on Hillenbrand common stock will be deemed to have been paid with regard to the deferred stock shares (otherwise known as restricted stock units) awarded and deemed to be reinvested in Hillenbrand common stock at the market value on the date of such dividend, and will be paid in additional shares on the vesting date of the underlying award. Generally, vesting is contingent upon continued employment. In the case of retirement, death or disability, vesting may be accelerated for options and deferred stock awards held over one year from issue date of award.

(13)	Performance based deferred stock shares (otherwise known as restricted stock units) were awarded on April 5, 2007 which will vest 20%; 20%; and 60% on December 10, 2007; 2008; and 2009, respectively, if certain performance goals are met. Vesting is also contingent on continued employment, except in the case of retirement, death or disability for awards over one year from issue date of award.
Option Exercises and Stock Vested For Fiscal Year Ended September 30, 2007
     The following table summarizes the number of stock option awards exercised and the value realized upon exercise during the fiscal year ended September 30, 2007 for the Named Executive Officers, as well as the number of stock awards vested and the value realized upon vesting.

	(b)	(c)	(d)	(e)
	Options Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
(a)	Exercise	on Exercise	Vesting	on Vesting
Name	#	$(1)	#	$(2)
Peter H. Soderberg	0	$0	8,059	$471,492

Gregory N. Miller	0	$0	894	$52,448

Kenneth A. Camp	2,000	$33,195	5,093	$297,278

Patrick D. de Maynadier	0	$0	1,871	$109,922

John H. Dickey	0	$0	1,159	$68,565

(1)	Based upon the difference between the price of Hillenbrand common stock on the New York Stock Exchange at the time of exercise and the exercise price for the stock options exercised.

(2)	Based upon the average of the high and low price of Hillenbrand common stock on the New York Stock Exchange on the date the stock awards vest or if the vesting date is a non-trading day, then the next trading day thereafter.
Pension Benefits at September 30, 2007
     The following table quantifies the pension benefits expected to be paid from the Hillenbrand Industries, Inc. Pension Plan (“Pension Plan”) and the Hillenbrand Industries, Inc. Supplemental Executive Retirement Plan (“SERP”).

		(c)	(d)	(e)
		Number of	Present Value	Payments
	(b)	Years Credited	of Accumulated	During Last
(a)	Plan Name	Service	Benefit	Fiscal Year
Name	(1)(2)	#(3)	$(4)	$
Peter H. Soderberg (5)	N/A	N/A	N/A	N/A
Gregory N. Miller (6)	Pension Plan	2	$15,293	$0
Kenneth A. Camp (7)	Pension Plan	26	$651,130	$0
	SERP	27	$1,637,236	$0
Patrick D. de Maynadier	Pension Plan	5	$57,775	$0
	SERP	5	$79,771	$0
John H. Dickey	Pension Plan	26	$359,421	$0
	SERP	26	$107,009	$0

(1)	The Pension Plan covers officers of Hillenbrand and other employees. Contributions to the Pension Plan by Hillenbrand are made on an actuarial basis, and no specific contributions are determined or set aside for any individual. Effective June 30, 2003, the Pension Plan was closed to new participants. Existing participants, effective January 1, 2004 were given the choice of remaining in the Pension Plan and to continue earning credited service or to freeze their accumulated benefit as of January 1, 2004 and to participate in an enhanced defined contribution savings plan. Benefits under the Pension Plan are not subject to deductions for Social Security or other offset amounts. Employees, including officers of Hillenbrand, who retire under the Pension Plan, receive fixed benefits calculated by means of a formula that takes into account the highest average annual calendar year eligible compensation earned over five consecutive years and the employee’s years of service.

The Pension Plan permits participants with 5 or more years of credited service to retire as early as age 55 but with a reduction in the amount of their monthly benefit. The reduction is .25% for each month the actual retirement date precedes the participant’s normal retirement date at age 65 up to a maximum of 30%.

(2)	Hillenbrand maintains the Pension Plan portion of the SERP to provide additional retirement benefits to certain employees selected by the Compensation Committee or the Chief Executive Officer of Hillenbrand whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code. The additional retirement benefits provided by the SERP are for certain Pension Plan participants chosen by the Compensation Committee, in an amount equal to the benefits under the Pension Plan which are so reduced, curtailed or limited by reason of the application of such limitation. “Compensation” under the SERP means the corresponding definition of compensation under the

Pension Plan plus a percentage of a participant’s eligible compensation as determined under Hillenbrand’s Short-Term Incentive Compensation Program. The retirement benefit to be paid under the SERP is from the general assets of Hillenbrand, and such benefits are generally payable at the time and in the manner benefits are payable under the Pension Plan.

(3)	This column represents the years of service as of September 30, 2007.

(4)	This column represents the total discounted value of the monthly single life annuity benefit earned as of September 30, 2007 assuming the executive leaves Hillenbrand at this date and retires at age 65. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. The present values are based on a 6.5 percent discount rate at September 30, 2007. The present values assume no pre-retirement mortality and utilize the 2007 Current Liability Blended Mortality Table projected to 2014 within the general RP2000CH mortality tables.

(5)	Peter H. Soderberg does not participate in the Pension Plan or the Pension Plan portion of the SERP, since the pension plans were closed to new participants effective June 30, 2003. Mr. Soderberg participates in the Savings Plan and the Savings Plan portion of the SERP and has accumulated two years of vested service in those plans.

(6)	Gregory N. Miller has two years credited service in the Pension Plan, in which he has elected to freeze his accumulated benefit as of January 1, 2004. Mr. Miller participates in the Savings Plan and the Savings Plan portion of the SERP and has accumulated six years of vested service in those plans.

(7)	On March 16, 2006, Hillenbrand agreed to provide supplemental benefits to Kenneth A. Camp, Senior Vice President of the Company and Chief Executive Officer of Batesville Casket Company, under the SERP. The agreement provides that if Mr. Camp remains employed by the Company or Batesville for the entire four-year period beginning on March 16, 2006 and his employment is not thereafter terminated for “cause” (as defined in the employment agreement between Batesville and Mr. Camp), then for benefit calculation purposes under the SERP, Mr. Camp will be credited with an additional four years of service earned under the Pension Plan portion of the SERP (in addition to the years of service Mr. Camp otherwise would earn under the SERP during such period). Also under this agreement, if during the four-year period beginning March 16, 2006:
(i)	Mr. Camp’s employment with the Company or Batesville is terminated after March 16, 2007 due to disability or death,

(ii)	Mr. Camp’s employment with the Company or Batesville is terminated after March 16, 2007 without “cause” (as defined in Mr. Camp’s employment agreement) or by Mr. Camp for “good reason” (as defined in Mr. Camp’s employment agreement),

(iii)	a “change in control” (as defined in the SERP) of the Company occurs, or

(iv)	a sale, transfer or disposition of substantially all of our assets or capital stock of Batesville occurs, then Mr. Camp will be credited with one additional year of service under the Pension Plan portion of the SERP for each full year worked during the four-year period beginning March 16, 2006 (in addition to the years of service Mr. Camp otherwise would earn under the SERP during such period).

Nonqualified Deferred Compensation for Fiscal Year Ending September 30, 2007

		(b)	(c)	(d)		(f)
		Executive	Registrant	Aggregate	(e)	Aggregate
		Contributions in	Contributions in	Earnings in	Aggregate	Balance at
		Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
(a)		Year	Year	Year	Distributions	Year End
Name	Plan	$(1)	$	$ (3)	$	$
Peter H. Soderberg	SERP(2)	N/A	$142,039	$12,211	None	$228,325
	Supp. Ret. Acct. (4)	N/A	$75,000	$10,055	None	$163,291
	Vested Deferred Stock (5)	None	None	$3,840	None	$188,058
Gregory N. Miller	SERP(2)	N/A	$23,293	$4,564	None	$70,246
Kenneth A. Camp	SERP(2)	N/A	$37,779	$10,578	None	$154,286
Patrick D. de Maynadier	SERP(2)	N/A	$24,515	$6,816	None	$99,507
John H. Dickey	SERP(2)	N/A	$4,371	$794	None	$12,357

(1)	Under the Hillenbrand Industries, Inc. Executive Deferred Compensation Program (“Deferred Compensation Program”) certain executives of Hillenbrand who are chosen by the Compensation Committee may elect to defer all or a portion of their base salary compensation, payments under the Short-Term Incentive Compensation Program and certain other benefits to be paid in years later than when such amounts are due. All or a portion of short term incentive compensation may be deferred by the executive and invested either in cash, which will bear interest at a prime rate in effect from time to time or at other rates determined by the Compensation Committee, or common stock to be paid at the end of the deferral period. As of September 30, 2007 none of the Named Executive Officers are participating or have balances in the Deferred Compensation Program.

(2)	Hillenbrand maintains the Savings Plan portion of the SERP to provide additional retirement benefits to certain employees selected by the Compensation Committee or the Chief Executive Officer of Hillenbrand whose retirement benefits under the Savings Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code. The additional retirement benefits provided by the SERP are for certain Savings Plan participants chosen by the Compensation Committee, in an amount equal to the benefits under the Savings Plan which are so reduced, curtailed or limited by reason of the application of such limitation. Additionally, certain participants in the SERP who are selected by the Compensation Committee may annually accrue an additional benefit of a certain percentage of such participants’ Compensation (as defined below) for such year (the current percentage is three), and the amount of the retirement benefit shall equal the sum of such annual accruals plus additional earnings based on the monthly prime rate in effect from time to time or at other rates determined by the Compensation Committee.

“Compensation” under the SERP means the corresponding definition of compensation under the Savings Plan plus a percentage of a participant’s eligible compensation as determined under Hillenbrand’s Short-Term Incentive Compensation Program. Amounts

reported here are also reported as Supplemental 401(k) and Supplemental Retirement in the Summary Compensation Table under the column entitled “All Other Compensation” and further disclosed in Footnote 6 thereto. A lump sum cash payment is available to the participant within one year of retirement or termination of employment. In the alternative a participant may defer receipt by electing a stream of equal annual payments for up to 15 years.

(3)	The above-market or preferential earnings portion of these amounts are reported in the Summary Compensation Table under the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and further disclosed in Footnote 5 thereto.

(4)	Peter H. Soderberg participates in a nonqualified deferred compensation plan established for the benefit of Mr. Soderberg, pursuant to which Mr. Soderberg was credited with $75,000 within 30 days after March 20, 2006 and will be credited with $75,000 on each anniversary thereafter during Mr. Soderberg’s employment. Amounts credited to Mr. Soderberg’s account under this plan bear interest at a prime rate in effect from time to time or at other rates determined by the Compensation Committee. Mr. Soderberg will be fully vested in all amounts credited to his account under this plan and will be entitled to receive the balance of the account in a lump sum cash payment on or as soon as possible after the date that is six months after the date of the termination of Mr. Soderberg’s employment with Hillenbrand.

(5)	Vested deferred stock shares (otherwise known as restricted stock units) were awarded to Peter H. Soderberg as an outside member of the Company’s Board of Directors in fiscal years 2004 and 2005. Dividends paid on Hillenbrand common stock will be deemed to have been paid with regard to the vested deferred stock shares awarded and deemed to be reinvested in Company common stock at the market value on the date of such dividend, and will be paid in additional shares on the delivery date of the underlying award. Delivery of these shares occurs on the six month anniversary of the date Mr. Soderberg ceases to be a member of the Board of Directors of the Company. The value is based on the closing price of Hillenbrand common stock of $55.02 on September 28, 2007 (the last trading day of fiscal 2007) as reported on the New York Stock Exchange.
Potential Payments Upon Terminations
     The following tables present the benefits that would be received by each of the Named Executive Officers in the event of a hypothetical termination as of September 30, 2007. For information regarding definitions of termination events included in the employment agreements, see “Compensation Discussion and Analysis—Employment Agreements” above.

Peter H. Soderberg

		Accelerated	Accelerated	Continuance
	Salary & Other	Vesting of	Vesting of	Of Health &
Event	Cash Payments	Stock Options	Stock Awards	Welfare Benefits	Total
Permanent Disability	$1,769,305	$10,195	$1,487,301	$10,319	$3,277,120

Death	$1,279,826	$10,195	$1,487,301	$3,324	$2,780,646

Termination without Cause	$1,619,826		$1,487,301	$10,319	$3,117,446

Resignation with Good Reason	$1,619,826		$1,487,301	$10,319	$3,117,446

Termination for Cause	$32,308				$32,308

Resignation without Good Reason	$32,308				$32,308

Retirement	$779,826				$779,826
Also see the table regarding Mr. Soderberg’s potential benefits on a change of control above under "—Compensation Discussion and Analysis—Retirement, Change in Control Agreements and Severance—Change in Control Agreements.”
Gregory N. Miller

		Accelerated	Accelerated	Continuance
	Salary & Other	Vesting of	Vesting of	Of Health &
Event	Cash Payments	Stock Options	Stock Awards	Welfare Benefits	Total
Permanent Disability	$2,517,359	$73,587	$378,813	$11,722	$2,981,481

Death	$707,509	$73,587	$378,813	$6,229	$1,166,138

Termination without Cause	$730,894			$16,231	$747,125

Resignation with Good Reason	$730,894			$16,231	$747,125

Termination for Cause	$21,808				$21,808

Resignation without Good Reason	$21,808				$21,808

Retirement	$207,509				$207,509
Also see the table regarding Mr. Miller’s potential benefits on a change of control above under "—Compensation Discussion and Analysis—Retirement, Change in Control Agreements and Severance—Change in Control Agreements.”

Kenneth A. Camp

		Accelerated	Accelerated	Continuance
	Salary & Other	Vesting of	Vesting of	Of Health &
Event	Cash Payments	Stock Options	Stock Awards	Welfare Benefits	Total
Permanent Disability	$1,001,068	$80,865	$1,417,315	$11,262	$2,510,510

Death	$851,185	$80,865	$1,417,315	$3,728	$2,353,093

Termination without Cause	$947,123			$15,594	$962,717

Resignation with Good Reason	$947,123			$15,594	$962,717

Termination for Cause	$33,108				$33,108

Resignation without Good Reason	$33,108				$33,108

Retirement	$351,185	$80,865	$1,417,315	$7,302	$1,856,667
Also see the table regarding Mr. Camp’s potential benefits on a change of control above under "—Compensation Discussion and Analysis—Retirement, Change in Control Agreements and Severance—Change in Control Agreements.”
Patrick D. de Maynadier

		Accelerated	Accelerated	Continuance
	Salary & Other	Vesting of	Vesting of	Of Health &
Event	Cash Payments	Stock Options	Stock Awards	Welfare Benefits	Total
Permanent Disability	$2,341,862	$59,922	$479,059	$7,259	$2,888,102

Death	$687,183	$59,922	$479,059	$3,324	$1,229,488

Termination without Cause	$674,946			$10,051	$684,997

Resignation with Good Reason	$674,946			$10,051	$684,997

Termination for Cause	$13,549				$13,549

Resignation without Good Reason	$13,549				$13,549

Retirement	$187,183				$187,183
Also see the table regarding Mr. de Maynadier’s potential benefits on a change of control above under “—Compensation Discussion and Analysis—Retirement, Change in Control Agreements and Severance—Change in Control Agreements.”

John H. Dickey

		Accelerated	Accelerated	Continuance
	Salary & Other	Vesting of	Vesting of	Of Health &
Event	Cash Payments	Stock Options	Stock Awards	Welfare Benefits	Total
Permanent Disability	$1,514,997	$59,749	$449,183	$8,673	$2,032,602

Death	$639,118	$59,749	$449,183	$3,728	$1,151,778

Termination without Cause	$486,256			$12,010	$498,266

Resignation with Good Reason	$486,256			$12,010	$498,266

Termination for Cause	$19,108				$19,108

Resignation without Good Reason	$19,108				$19,108

Retirement	$142,318				$142,318
Also see the table regarding Mr. Dickey’s potential benefits on a change of control above under "—Compensation Discussion and Analysis—Retirement, Change in Control Agreements and Severance—Change in Control Agreements.”
EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information concerning the Company’s equity compensation plans as of September 30, 2007:

			Number of securities
			remaining available for
	Number of securities to	Weighted-average exercise	issuance under equity
	be issued upon exercise	price of outstanding	compensation plans
	of outstanding options,	options, warrants and	(excluding securities
	warrants and rights	rights ($)	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,891,759	$43.17845	2,492,150

Equity compensation plans not approved by security holders (1)(2)	10,419	$0.00000	0

Total	2,902,178	$43.02344	2,492,150

(1)	Under the Hillenbrand Industries Stock Award Program, which has not been approved by security holders, shares of common stock have been granted to certain key employees. All shares granted under this program are contingent upon continued employment over specified terms. During 1999, 45,000 shares were granted under this program, 20,000 of which were canceled for lack of continued employment. During 2001, an additional 56,500 shares were granted under this program, 10,500 of which have been canceled. Dividends, payable in stock accrue on the grants and are subject to the same specified terms as the original grants. Shares granted in 1999 had a fair value of $27.81 per share and those in 2001 had a range of fair values from $49.76 to $50.85. Of these grants, 5,000 shares became vested on January 1, 2002; 25,000 shares vested on October 5, 2002; 1,500 shares vested on December 6, 2002; 6,500 shares vested on January 1, 2003 and 33,000 shares vested on January 17, 2004. Accrued dividends related to the grants also vested accordingly. A total of 7,562 deferred shares were vested as of September 30, 2007 under this program and will be issuable at a future date.

(2)	Members of the Board of Directors may elect to defer fees earned and invest them in common stock of the Company under the Hillenbrand Industries Directors’ Deferred Compensation Plan, which has not been approved by security holders. A total of 2,857 deferred shares were vested as of September 30, 2007 under this program and will be issuable at a future date.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the fiscal year ended September 30, 2007, the following directors served on the Compensation and Management Development Committee: Mark D. Ketchum (former director), Joanne C. Smith, Anne G. Peirce (former director), Rolf A. Classon, Ronald A. Malone and Patrick T. Ryan. The Compensation and Management Development Committee had no interlocks or insider participation.

AUDIT COMMITTEE’S REPORT
     The Audit Committee of the Board of Directors (the “Committee”) is composed of three directors, each of whom is independent under SEC Rule 10A-3 and the NYSE’s Listing Standards. The Committee operates under a written charter adopted by the Board of Directors.
     Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) and the issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
     In this regard, the Committee meets separately at most regular committee meetings with management, the Vice President of Internal Audit and the Company’s outside independent registered public accounting firm. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of the Company’s outside independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), and pre-approves all audit and non-audit services to be performed by the firm.
     In this context, the Committee has reviewed and discussed the consolidated financial statements with management and PwC. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. PwC discussed with the Committee matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 Audit Committee Communications. Management and the independent registered public accounting firm also made presentations to the committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) key elements of anti-fraud programs and controls; (iv) transparency of corporate financial reporting; (v) the Company’s critical accounting policies; (vi) the applicability of several new and proposed accounting releases; and (vii) numerous SEC accounting developments.
     PwC also provided to the Committee the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). PwC informed the Audit Committee that it was independent with respect to the Company within the meaning of the securities acts administered by the SEC and the requirements of the Independence Standards Board, and PwC discussed with the Committee that firm’s independence with respect to the Company. In addition, the Committee considered whether non-audit consulting services provided by the auditors’ firm could impair the auditors’ independence and concluded that such services have not impaired the auditors’ independence.
     Based upon the Committee’s discussions with management and PwC and the Committee’s review of the representations of management and the report of PwC to the Committee, the

Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.
     In addition, the Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of the Company the certifications required to be given by such officers in connection with the Company’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules adopted there under, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.
     Submitted by the Audit Committee
Charles E. Golden (Chairman)
Eduardo R. Menascé (Vice Chairman)
Ray J. Hillenbrand
(Each of whom the Board of Directors has determined is an independent director under applicable standards)
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Subject to shareholder ratification, the Audit Committee of the Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2008. PwC served as the independent registered public accounting firm of the Company for the year ended September 30, 2007. A representative of PwC will be present at the annual meeting with an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.
     The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate (Chairperson) and has adopted guidelines that non-audit related services, including tax consulting, tax compliance and tax preparation fees, should not exceed the total of audit and audit related fees. During fiscal 2007, PwC’s fees for non-audit related services fell within these guidelines.
Audit Fees
     Aggregate fees billed by PwC for professional services rendered for the integrated audit of the Company’s consolidated financial statements, along with the review and audit of the application of new accounting pronouncements, SEC releases and accounting for unusual transactions, were $2,877,380 and $2,404,950 for the years ended September 30, 2006 and September 30, 2007, respectively.

Audit-Related Fees
     Aggregate fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not disclosed under “—Audit Fees” above were $313,313 and $2,200,150 for the years ended September 30, 2006 and September 30, 2007, respectively. In fiscal 2006, these audit related services included primarily the statutory audits of European and other foreign entities. The increase in fiscal 2007 was primarily due to $1,745,350 of audit fees related to the proposed separation of the Company into two publicly traded companies.
Tax Fees
     Aggregate fees billed by PwC for professional services rendered to the Company for tax compliance, tax advice and tax planning were $53,966 and $1,300 for the years ended September 30, 2006 and September 30, 2007, respectively.
All Other Fees
     Aggregate fees billed by PwC for all other products and services provided to the Company were $1,500 and $33,000 for the years ended September 30, 2006 and September 30, 2007, respectively. These fees were for software and a subscription to PwC’s online accounting research tool.
     The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.
COST OF SOLICITATION
     The entire cost of solicitation of proxies by the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, facsimile, telephone, electronic communication and telegram by directors, officers and employees of the Company. The Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.
SHAREHOLDER PROPOSALS
     In order for shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at the Company’s 2008 annual meeting of shareholders and included in the Company’s proxy statement and form of proxy relating to that meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal offices in Batesville, Indiana not later than September 6, 2008.
     In addition, the Company’s Amended and Restated Code of By-laws provides that for business to be brought before a shareholders’ meeting by a shareholder or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, notice thereof must be received by the Secretary of the Company at the Company’s principal offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than October 31, 2008 for the 2009 annual meeting of shareholders. The notice must also provide certain information set forth in the Amended and Restated Code of By-laws.
INCORPORATION BY REFERENCE
     Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates this proxy statement by reference, the Audit Committee’s Report and the Compensation and Management Development Committee’s Report shall not be incorporated by reference into any such filings.
January 4, 2008

Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 8, 2008.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

  Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Patrick T. Ryan	[ ]	[ ]	02 - Ronald A. Malone	[ ]	[ ]	03 - Charles E. Golden	[ ]	[ ]
(to serve a one-year term)			(to serve a two-year term)			(to serve a three-year term)
	For	Withhold		For	Withhold
04 - W August Hillenbrand	[ ]	[ ]	05 - Joanne C. Smith	[ ]	[ ]
(to serve a three-year term)			(to serve a three-year term)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	For [ ]	Against [ ]	Abstain [ ]

3.	In their discretion upon such other business as may properly come before the meeting or any adjournment thereof.
B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
IMPORTANT: This proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy promptly in the enclosed envelope. When signing as attorney, executor, administrator, trustee, partner, officer or guardian, please give your full title. If shares are held jointly, all holders must sign the proxy. No postage is required if mailed in the United States.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Hillenbrand Industries, Inc.

Proxy for Annual Meeting Of Shareholders To Be Held February 8, 2008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Rolf A. Classon and Joanne C. Smith, or either of them, with full power of substitution, as proxies to vote all the shares of the undersigned of Hillenbrand Industries, Inc. (the “Company”) at the the offices of Batesville Casket Company, Inc., One Batesville Boulevard, Batesville, Indiana 47006-7798, on February 8, 2008 at 10:00 a.m., local time (Eastern Standard Time), and at any adjournments of the meeting, on the matters listed on the reverse.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR ITEMS 1 AND 2. IF ANY DIRECTOR NOMINEE SHOULD BE UNABLE TO SERVE, THE SHARES WILL BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS COMES BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS NAMED ABOVE, OR EITHER OF THEM.
This proxy may be revoked at any time before it is exercised.
Please sign name and title exactly as shown on label on this proxy card.
(continued and to be signed on reverse side)